UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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☐	Soliciting Material Pursuant to §240.14a-12
WESTERN REFINING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 22, 2013

To Our Shareholders:

On behalf of the Board of Directors, I cordially invite all shareholders to attend the 2013 Annual Meeting of Shareholders (the "Annual Meeting") of Western Refining, Inc. (the "Company") to be held on June 4, 2013, at 8:30 a.m. MDT at the Plaza Theater, located at 125 Pioneer Plaza, El Paso, Texas 79901. The Company's proxy materials, as well as the Company's 2012 Annual Report, are available to shareholders online at www.proxydocs.com/wnr. You may also request a paper copy of the proxy materials and 2012 Annual Report by sending an email containing the 12 digit control number included on the Notice of Internet Availability of Proxy Materials (the "Notice") you received to paper@investorelections.com, by calling 866-648-8133, by requesting a paper copy online at www.investorelections.com/wnr or by writing to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. The Company's 2012 Annual Report is not a part of its proxy soliciting materials.

Your vote is important, and you are encouraged to vote as early as possible. Even if you plan to attend the Annual Meeting, you are requested to vote your proxy in advance by one of the methods described in the Notice and the Company's 2013 Proxy Statement. If you attend the Annual Meeting after having submitted your proxy card, you may revoke your proxy, if you wish, and vote in person. If you would like to attend the Annual Meeting and your shares are not registered in your own name, please ask the brokerage firm, trust, bank or other nominee that holds your shares to provide you with evidence of your share ownership.

Thank you for your support.

Sincerely yours,

Paul L. Foster
Executive Chairman and
Chairman of the Board

El Paso, Texas
April 22, 2013

NOTICE OF THE 2013
ANNUAL MEETING OF SHAREHOLDERS
June 4, 2013
____________________________________________________

To the Shareholders of Western Refining, Inc.:

The 2013 Annual Meeting of Shareholders (the "Annual Meeting") of Western Refining, Inc. (the "Company") will be held at 8:30 a.m. MDT on June 4, 2013, at the Plaza Theater, located at 125 Pioneer Plaza, El Paso, Texas 79901. At the Annual Meeting you will be asked to:

1.	Elect three Class II directors to hold office until the 2016 Annual Meeting of Shareholders;

2.	Ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 2013; and

3.	Consider any other matters or transact any other business that may properly come before the Annual Meeting, or any postponement(s) or adjournment(s) thereof.

The Company is pleased to continue to take advantage of Securities and Exchange Commission rules that allow the Company to furnish its proxy materials online. Should you wish to receive a paper copy of the Company's proxy materials and/or 2012 Annual Report, please send an email containing the 12 digit control number included on the Notice of Internet Availability of Proxy Materials you received to paper@investorelections.com, call 866-648-8133, request a copy online at www.investorelections.com/wnr or write to me at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901.

Only shareholders of record at the close of business on April 8, 2013, are entitled to receive notice of and vote at the Annual Meeting and at any postponement(s) or adjournment(s) of the Annual Meeting. If you were a shareholder at the close of business on April 8, 2013, it is extremely important that you vote your shares as soon as possible using one of the methods set forth in the Company's 2013 Proxy Statement, including by telephone at 866-390-5269, online at www.proxypush.com/wnr or, if you received a paper copy of the proxy materials including a proxy card, by signing and returning your proxy card. Please refer to the specific voting information that is contained in the 2013 Proxy Statement for additional details regarding voting your shares. Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are provided in the the 2013 Proxy Statement. Your vote is important and you are encouraged to vote your shares as soon as possible, even if you plan to attend the Annual Meeting in person.

By Order of the Board of Directors,
Lowry Barfield
Senior Vice President - Legal, General Counsel and Secretary
El Paso, Texas
April 22, 2013

YOUR VOTE IS IMPORTANT
PLEASE VOTE AS PROMPTLY AS POSSIBLE

PROXY STATEMENT
FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS OF
WESTERN REFINING, INC.

June 4, 2013
__________________________

GENERAL INFORMATION

Introduction

The Board of Directors (the "Board") of Western Refining, Inc. (the "Company" or "WNR") is soliciting proxies to be voted at the 2013 Annual Meeting of Shareholders (the "Annual Meeting") of the Company to be held on June 4, 2013, at the Plaza Theater, located at 125 Pioneer Plaza, El Paso, Texas 79901, beginning at 8:30 a.m. MDT and at any adjournment(s) or postponement(s) of the Annual Meeting. The Company is mailing the Notice of Internet Availability of Proxy Materials (the "Notice") to all shareholders of record at the close of business on April 8, 2013, on or about April 22, 2013. On this date, you will have the ability to access all of the Company's proxy materials and its 2012 Annual Report online at www.proxydocs.com/wnr. At the Annual Meeting, shareholders will vote to elect three Class II directors and to ratify the appointment of Deloitte & Touche LLP ("Deloitte") as the Company's independent auditors for 2013. Shareholders will also consider any other matters that may properly come before the Annual Meeting.

How does the Board recommend that I vote?

The Board recommends a vote:

•	FOR each of the nominees for director; and

•	FOR the ratification of Deloitte as the Company's independent auditors for 2013.

Who is entitled to vote at the Annual Meeting?

The Board has set April 8, 2013, as the record date for the Annual Meeting. If you were a shareholder at the close of business on April 8, 2013, you are entitled to vote at the Annual Meeting. As of the record date, 84,159,720 shares of the common stock of the Company were issued and eligible to vote at the Annual Meeting. As of the record date, there were 65 shareholders of record. Holders of the Company's common stock are entitled to one vote per share, exercisable in person or by proxy. There are a total of 84,159,720 votes entitled to be cast at the Annual Meeting. Shareholders do not have cumulative voting rights.

How many shares must be present to hold the Annual Meeting?

In accordance with the Company's Bylaws, shares equal to at least a majority of its outstanding shares of common stock as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Your shares are counted as present at the Annual Meeting if:

•	You have voted online in accordance with the instructions set forth in this Proxy Statement; or

•	You have voted by telephone in accordance with the instructions set forth in this Proxy Statement; or

•	You have properly submitted a proxy card by mail; or

•	You are present and vote in person at the Annual Meeting.

Votes withheld from any nominee, abstentions, and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for transaction of business at the Annual Meeting. Broker non-votes are further discussed below.

How do I vote my shares?

If you were a shareholder of record at the close of business on April 8, 2013, you can vote your shares by any one of the following methods:

1.	Online at www.proxypush.com/wnr; or

2.	By telephone at 866-390-5269; or

3.	In the event you received a paper copy of the proxy materials, by signing and returning your proxy card; or

4.	By attending the Annual Meeting in person and completing a floor ballot.

Even if you currently plan to attend the Annual Meeting, the Company recommends that you also submit your proxy by one of the methods described in items (1) through (3) above so that your vote will be counted if you later decide not to attend the Annual Meeting. If you hold your shares in street name, you may vote your shares in person at the Annual Meeting only if you obtain a signed letter or other proxy from your brokerage firm, bank or other nominee giving you the right to vote the shares at the Annual Meeting.

Can I change or revoke my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting. You can change your vote in any of the following ways:

•	Online at www.proxypush.com/wnr or by telephone at 866-390-5269 in which case only your latest online or Telephone proxy submitted prior to being voted at the Annual Meeting will be counted;

•	Delivering to the Company's Secretary a written revocation notice with a date later than the date of your proxy card;

•	Signing and delivering to the Company's Secretary a later-dated proxy card relating to the same shares; or

•
Attending the Annual Meeting in person and either submitting a new proxy card or submitting a written revocation at the Annual Meeting and then voting your shares in person by completing a floor ballot.

How can I attend the Annual Meeting?

Space limitations make it necessary to limit attendance at the Annual Meeting to shareholders, although each shareholder may be accompanied by one guest. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:00 a.m. MDT. Shareholders must present valid picture identification, such as a driver's license or passport, before being admitted to the Annual Meeting. If you hold your shares in street name, you will also need proof of ownership in order to attend the Annual Meeting. A recent brokerage statement or letter from the brokerage firm, bank or nominee are examples of proof of ownership. Cameras, recording devices and other similar electronic devices are prohibited.

Why have I received the Notice? How do I request a paper copy of the proxy materials and 2012 Annual Report?

Pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), the Company has elected to provide its proxy materials over the Internet. Accordingly, the Company has sent a Notice to its shareholders. All shareholders may access the proxy materials on the website referred to in the Notice: www.proxydocs.com/wnr. Shareholders may also request a paper copy of the proxy materials and 2012 Annual Report by sending an email containing the 12 digit control number included on the Notice to paper@investorelections.com, by calling 866-648-8133, by requesting a paper copy online at www.investorelections.com/wnr or by writing to: Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. Instructions on how to access the proxy materials online or request a paper copy of the proxy materials may also be found in the Notice. In addition, shareholders may request paper copies of proxy materials or to receive proxy materials by email on an ongoing basis. The Company encourages shareholders to access the proxy materials online to help reduce the costs the Company incurs in printing and mailing paper copies of the proxy materials and 2012 Annual Report.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. You, however, are still considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct their brokerage firm, bank or other nominee how to vote their shares.

What is a broker non-vote?

If you hold your shares in street name and do not provide voting instructions to your brokerage firm, bank or nominee, your shares will not be voted on any proposal on which your brokerage firm, bank or nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange (the "NYSE"). In this situation, a "broker non-vote" occurs. Of the two Proposals included in this Proxy Statement, Proposal 1 is a "non-discretionary" item, and absent specific voting instructions from beneficial owners, NYSE member brokerage firms, banks or nominees may not vote on this Proposal. Proposal 2 is a "discretionary" item and, absent specific voting instructions from beneficial owners, NYSE member brokerage firms, banks or nominees may vote on this Proposal in their discretion.

What vote is required for the matters brought before the Annual Meeting?

The affirmative vote of holders of a plurality of the common stock present or represented by proxy at the Annual Meeting and entitled to vote is required for the election of each director nominee. Therefore, abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors. For ratification of the independent auditors and any other matters presented for a vote of shareholders, the affirmative vote of holders of a majority of the common stock present or represented by proxy at the meeting and entitled to vote is required. Therefore, on any such matters, abstentions have the effect of a negative vote, and broker non-votes will not be taken into account.

How are votes counted?

In advance of the meeting, the Company will appoint an inspector of elections to count all the votes cast at the meeting and to report on the results. The inspector of elections will tabulate all votes cast in person, online, by telephone or by submission of a properly executed proxy before the closing of the polls at the Annual Meeting.

What if I submit my proxy but I do not specify how I want my shares voted?

If you do not specify how you want to vote your shares, the Company will vote them:

•	FOR each of the nominees for director; and

•	FOR the ratification of Deloitte as the Company's independent auditors for 2013.

If other matters requiring the vote of shareholders properly come before the Annual Meeting, it is the intention of the persons named on the proxy card to vote proxies held by them in accordance with their best judgment.

Who pays for the cost of proxy preparation and solicitation?

The Company will pay all costs of proxy preparation and solicitation. The Company may also distribute proxy materials through brokerage firms, custodians and other similar parties to the owners of the Company's stock, and will reimburse such parties for their reasonable out-of-pocket expenses incurred in forwarding proxy materials to the Company's shareholders.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be Held on June 4, 2013.

This Proxy Statement and other proxy materials, as well as the Company's 2012 Annual Report, are available at www.proxydocs.com/wnr. The Company encourages you to access and review all of the important information contained in the proxy materials before voting. If you want to receive an additional paper or email copy of the proxy materials and the Company's 2012 Annual Report, you must request one. There is no charge to you for requesting an additional copy. Please make your request for an additional copy by sending an email containing the 12 digit control number included on the Notice of Internet Availability of Proxy Materials you received to paper@investorelections.com, by calling 866-648-8133, by requesting a paper copy online at www.investorelections.com/wnr or by writing to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901 on or before May 24, 2013 to facilitate delivery before the Annual Meeting.

THE BOARD AND ITS COMMITTEES

Leadership Structure

During 2012, the Board consisted of six independent outside directors (Ms. Barth and Messrs. Cornelius, Francis, Hogan, Sanders and Schmidt) and three employee directors (Messrs. Foster, Stevens and Weaver). Mr. Cornelius was appointed to the Board on January 3, 2012, and elected by the shareholders on June 8, 2012. The Board is led by the Company's Executive Chairman and Chairman of the Board, Paul L. Foster. In January 2010, the Board separated the position of Chairman of the Board from the position of Chief Executive Officer by naming Mr. Foster as Executive Chairman of the Company and appointing Jeff A. Stevens as President and Chief Executive Officer. This action has enabled Mr. Stevens to focus his time and attention on leading the Company, and allowed Mr. Foster to focus on leading the Board while still working with Mr. Stevens and other members of the Company's executive management to provide high-level strategy and guidance for the Company. Messrs. Foster and Stevens have an excellent working relationship and utilize their combined 60-years' experience in petroleum refining and marketing to provide sound and effective stewardship of both the Company and its Board. In accordance with the Company's Bylaws and Corporate Governance Guidelines, the Nominating and Corporate Governance Committee (the "Governance Committee") and the Board will continue to periodically evaluate the Company's leadership structure. While the Board believes separation of the roles of Chief Executive Officer and Chairman of the Board is best for the Company and its shareholders at this time, its Bylaws permit those roles to be filled by the same or different individuals. This allows the Board flexibility to determine from time to time whether the two roles should be combined or separated based upon circumstances. While the Board recognizes that different structures may be appropriate for companies in different situations, the Board is confident that its current leadership structure is best for the Company and its shareholders at this time.

The Board

The Board meets throughout the year on a set schedule. The Board also holds special meetings and acts by unanimous written consent from time to time, as appropriate. The independent outside directors regularly meet in executive sessions and Carin M. Barth presides at these executive sessions. The Board held twelve meetings during fiscal year 2012 and acted pursuant to written consents in lieu of meetings on one occasion. Each director is expected to attend each meeting of the Board, those committees on which he or she serves and each annual meeting of shareholders. In 2012, all directors attended at least 75% of the meetings of the Board and the committees on which such directors served. All directors attended the 2012 Annual Meeting of Shareholders.

Independent Directors

The Board has affirmatively determined that Ms. Barth and Messrs. Cornelius, Francis, Hogan, Sanders and Schmidt are each independent under the rules and regulations of the NYSE, the SEC, the Internal Revenue Service (the "IRS") and Company guidelines. In reaching that determination, the Board affirmatively determined that the individuals it considers independent have no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board based this determination on a review of all of the relevant facts and circumstances, including the responses of the directors to questions regarding their employment history, compensation, affiliations and family and other relationships.

Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance Committee. Each of these standing committees has a written charter that may be found on the Company's website at www.wnr.com. In addition, paper copies of the charters are available free of charge to all shareholders by calling (915) 534-1400 or by writing to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. Each committee reviews the adequacy of its charter on an annual basis, in addition to evaluating its performance and reporting to the Board on such evaluation. All of the members of each of the Company's committees are independent and outside directors as defined by the rules and regulations of the NYSE, the SEC, the IRS and Company guidelines, as applicable. The following table shows the committees on which each director serves:

Director	Audit	Compensation	Governance
Carin M. Barth	C	X	X
Sigmund L. Cornelius	—	X	X
Paul L. Foster	—	—	—
L. Frederick Francis	X	C	X
Brian J. Hogan	X	X	C
William D. Sanders	—	X	X
Ralph A. Schmidt	—	X	X
Jeff A. Stevens	—	—	—
Scott D. Weaver	—	—	—

C: Chairperson
X: Member

Audit Committee. The Audit Committee met eight times during fiscal year 2012, either in person or by telephone. Among other responsibilities, the Audit Committee:

•	Is directly responsible for the appointment, compensation, retention and oversight of the independent auditors;

•	Evaluates the qualifications, performance and independence of the independent auditors and pre-approves the services (audit and non-audit) provided by the independent auditors;

•
Discusses with management, internal auditors and independent auditors the Company's accounting principles and financial statement presentations and the critical accounting policies and practices of the Company;

•	Reviews with management, internal auditors and independent auditors the Company's annual and quarterly financial statements;

•	Evaluates the performance, responsibilities, budget and staffing of the Company's internal audit team;

•	Establishes procedures for and oversees handling complaints including, whistleblower hotline complaints regarding accounting, internal accounting controls and auditing matters;

•	Establishes procedures for the confidential, anonymous submission by both employees of the Company and non-employees of concerns regarding accounting or auditing matters;

•	Reviews and assesses the Company's policies and practices with respect to risk assessment and risk management; and

•
Prepares the Audit Committee report for the Company's annual proxy statement, including recommending to the Board whether the annual financial statements should be included in the Company's annual report.

In performing its functions and to promote the independence of the audit, the Audit Committee consults separately and jointly with the independent auditors, the Company's internal auditors, the Company's Chief Financial Officer and other members of the Company's management. The Board has determined that Messrs. Francis and Hogan are each "financially literate" and Ms. Barth is an "audit committee financial expert," as those terms are defined in the rules and regulations of the SEC.

Compensation Committee. The Compensation Committee met seven times in fiscal year 2012, either in person or by telephone. Among other responsibilities, the Compensation Committee:

•	Reviews and approves the Company's compensation and benefits policies generally, including any incentive compensation and equity-based plans that are subject to Board approval;

•	Reviews and approves all compensation for the CEO and each of the Company's executive officers;

•	Reviews and makes recommendations to the Board with respect to the compensation of non-employee directors;

•	Reviews periodically, in consultation with the Company's CEO, the Company's management succession planning including policies for CEO selection and succession;

•	Reviews and assesses risks arising from the Company's compensation policies and practices; and

•
Prepares the Compensation Committee report for the Company's annual proxy statement and reviews and discusses the Compensation Discussion and Analysis within the Company's annual proxy statement with management and recommends to the Board its inclusion in the Company's annual proxy statement.

Under its charter, the Compensation Committee may delegate its authority to subcommittees, the chair of the committee, or to one or more officers of the Company to make grants of equity awards to non-named executive officers and non-Section 16 officers under the Company's incentive or equity-based plans and only in accordance with the terms of such plans. The Compensation Committee is only permitted to delegate its authority when it deems such delegation to be appropriate and in the best interests of the Company.

Governance Committee. The Governance Committee met four times in fiscal year 2012, either in person or by telephone. Among other responsibilities, the Governance Committee:

•	Recommends criteria for the selection of candidates to the Board and identifies individuals qualified to become members of the Board consistent with such criteria;

•
Recommends to the Board the nominees to stand for election as directors at the next annual meetings of shareholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings;

•	Reviews and evaluates the size, composition, function and duties of the Board consistent with its needs;

•
Makes recommendations to the Board regarding the composition of the committees of the Board in light of current challenges and needs of the Board, the Company and each committee and considers the rotation of committee members and committee chairs;

•	Makes recommendations to the Board as to determinations of director independence including reviewing potential conflicts of interest involving directors;

•	Adopts and reviews policies and procedures regarding the consideration of candidates recommended by shareholders;

•	Develops and recommends to the Board Corporate Governance Guidelines, and various codes of business conduct and ethics and reviews and oversees compliance with such guidelines and codes; and

•	Leads the Board and its committees in their annual self-evaluation procedures.

Risk Oversight

The Board considers oversight of risk management efforts to be a responsibility of the entire Board as well as its committees. The Board's role in risk oversight includes receiving regular reports from its committees and members of senior management on areas of material risk to the Company, including operational, financial, liquidity, credit, legal and regulatory, strategic, commercial, enterprise and reputational risks. The Board (or the appropriate committee, in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate members of management to enable the Board and, as appropriate, its committees to understand and oversee risk identification, risk management and risk mitigation strategies. When a report is reviewed at the committee level, the chairman of that committee subsequently reports on the matter to the Board. This enables both the Board and its committees to coordinate the Board's risk oversight role.

The Audit Committee assists the Board in monitoring and assessing the Company's financial, commercial, liquidity, credit, regulatory, enterprise and other risks and in developing guidelines and policies to govern processes for managing these risks. The Audit Committee discusses the Company's policies with respect to risk assessment and risk management in general, as well as with respect to the specific risks the Audit Committee oversees. The Audit Committee also regularly discusses risk management in the context of compliance and internal controls. In addition, in May 2010, the Company formed the Enterprise Risk and Compliance Committee (the "ERCC") for the purpose of assisting the Company in evaluating and maintaining compliance with significant applicable legal, ethical and regulatory requirements. The ERCC consists of key management employees from across the Company and is responsible for helping the Company (1) identify principal compliance risks based on the Company's businesses, geographic locations, and other factors identified by the ERCC; (2) evaluate the policies and procedures the Company has in place relating to compliance, including training on such policies and procedures; and (3) provide compliance guidance and direction. The ERCC meets regularly and also regularly reports to the Audit Committee and its chair, Ms. Barth, on its meetings and activities. The Audit Committee regularly reports to the Board on its discussions and oversight relating to risk as well as its discussions and oversight relating to the ERCC.

The Governance Committee assists the Board in monitoring the Company's risks incident to its board and committee structures and governance structures and processes. The Governance Committee discusses risk management in the context of general governance matters, Board succession planning and committee service by directors, among other topics. The Governance Committee regularly reports to the Board on its discussions and oversight.

The Compensation Committee assists the Board in monitoring the risks associated with the Company's compensation policies and practices as well as executive officer succession planning. The Compensation Committee reviews the design and goals of the Company's compensation programs and practices in the context of possible risks to the Company's financial and reputational well-being as well as possible risks to the continuity of the Company's management. The Compensation Committee regularly reports to the Board on its discussions and oversight.

Diversity

While the Company does not have a specific policy regarding diversity of its Board members and nominees, over the years the Governance Committee has sought and nominated candidates with varying viewpoints, professional experiences, backgrounds, education, skill sets and gender. Among other criteria, the Governance Committee seeks candidates who have business and/or professional knowledge and experience applicable to the Company's business and the goals and interests of its shareholders; are well regarded in their communities with a long-term, good reputation for the highest ethical standards; possess common sense and good judgment; have a positive record of accomplishment in present and prior positions; have an excellent reputation for preparation, attendance, participation, interest and initiative on other boards on which they may serve; and have the time, energy, interest and willingness to become involved in the Company's business and future. The Governance Committee periodically assesses whether the Board and its Committees possess the right diversity of skills and backgrounds for the current issues facing the Company, including through its annual Board and Committee Self-Assessment Questionnaires.

Communications with the Board

The Board has established a process for interested parties to communicate with the Board including the non-management directors. Any interested party wishing to communicate with the Board or the non-management directors as a group should send any communication to the Company's Secretary, at the Company's corporate headquarters, located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. The Secretary will forward such communication to the Board or to any individual director or directors to whom the communication is directed, unless the Secretary determines that the communication does not relate to Company business or affairs or the functioning or constitution of the full Board or any of its committees, relates to routine or insignificant matters that do not warrant the attention of the directors, is an advertisement or other commercial solicitation or communication, is frivolous or offensive or is otherwise not appropriate for delivery to the directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Secretary and only in accordance with the Company's policies and procedures as well as all applicable law and regulations relating to the disclosure of information.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company has adopted a set of Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines may be found on the Company's website at www.wnr.com. In addition, paper copies of the Corporate Governance Guidelines are available to all shareholders free of charge by calling (915) 534-1400 or by writing to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. The guidelines set out the Company's and the Board's thoughts on, among other things, the following:

•	The role of the Board and management;

•	The functions of the Board and its committees and the expectations the Company has for its directors;

•	The selection of directors, the Chairman of the Board and the Chief Executive Officer and the qualifications for directors to sit on the standing committees of the Board;

•	Election terms, retirement of directors, stock ownership requirements, management succession and executive sessions for non-management directors;

•	Compensation of directors; and

•	Evaluation of director performance.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees as well as a Code of Ethics for Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. These codes are posted on the Company's website at www.wnr.com. In addition, paper copies of these codes are available to all shareholders free of charge by calling (915) 534-1400 or by writing to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. The Company will, within the time periods proscribed by the SEC and the NYSE, timely post on its website at www.wnr.com any amendments to these codes and any waiver applicable to any of the Company's Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

The Company currently has nine directors. The Company's Board is divided into three classes. As of the date hereof, there are three Class I directors (Sigmund L. Cornelius, Brian J. Hogan and Scott D. Weaver), three Class II directors (William D. Sanders, Ralph A. Schmidt and Jeff A. Stevens) and three Class III directors (Carin M. Barth, Paul L. Foster and L. Frederick Francis). The term of each class of director is three years, with the term of one class expiring at each of the Company's annual meetings of shareholders. The current term of office of the Class II directors expires at the 2013 Annual Meeting.

The Nomination Process

The Governance Committee has procedures for identifying and evaluating nominees to serve as directors. First, the Governance Committee determines the needs of the Board. Qualifications for consideration as a Board nominee vary according to the particular areas of expertise being sought as a complement to the existing Board composition. At a minimum, however, candidates must satisfy the following criteria:

•	have business and/or professional knowledge and experience applicable to the Company's business and the goals and interests of its shareholders;

•	be well regarded in the community, with a long-term, good reputation for the highest ethical standards;

•	possess common sense and good judgment;

•	have a positive record of accomplishment in present and prior positions;

•	have an excellent reputation for preparation, attendance, participation, interest and initiative on other boards on which he or she may serve; and

•	have the time, energy, interest and willingness to become involved in the Company’s business and future.

The Governance Committee will consider nominees properly recommended by a shareholder who is entitled to vote at a meeting of shareholders called for the election of directors. Nominations made by a shareholder must be made by giving notice in writing to the Company's Secretary before the later to occur of: (i) 60 days prior to the date of the meeting of shareholders called for the election of directors; or (ii) 10 days after the Board makes public disclosure of the date of such meeting. In no event shall the public disclosure of an adjournment or postponement of an annual meeting of shareholders commence a new time period for the giving of a shareholder's notice as described above. Such shareholder's notice must set forth the following information as to each person whom the shareholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of capital stock of the Company that are then beneficially owned by such person; (iv) any other information relating to such person that is required by law or regulation to be disclosed in solicitations of proxies for the election of directors; and (v) such person's written consent to being named as a nominee for election as a director and to serve as a director if elected. Such shareholder’s notice must also set forth the following information as to the shareholder giving the notice: (i) the name and address, as they appear in the Company's stock records, of such shareholder; (ii) the class and number of shares of capital stock of the Company that are then beneficially owned by such shareholder; (iii) a description of all arrangements or understandings between such shareholder and each nominee for election as a director and any other person or persons (naming such person or persons) relating to the nomination proposed to be made by such shareholder; and (iv) any other information required by law or regulation to be provided by a shareholder intending to nominate a person for election as a director of the Company. The Governance Committee does not evaluate potential nominees for director differently based on whether they are recommended by the Company's officers or directors or by a shareholder.

The Governance Committee recommended to the Board the nomination of Messrs. Sanders, Schmidt and Stevens for director at the 2013 Annual Meeting of Shareholders. Based on the Governance Committee's recommendations, the Board nominated all three individuals for election to Class II directorships at the 2013 Annual Meeting to serve for a three-year term expiring at the annual meeting of shareholders in 2016. Each of Messrs. Sanders, Schmidt and Stevens are current directors standing for re-election, have consented to being named as nominees and have indicated their intention to serve if elected. The Board has affirmatively determined that the following directors and nominees are independent and outside directors under the rules and regulations of the NYSE, the SEC, the IRS and Company guidelines: Ms. Barth and Messrs. Cornelius, Hogan, Francis, Sanders and Schmidt. During 2012 and as of the date hereof, Messrs. Foster, Stevens and Weaver were officers of the Company. A brief description of each of the nominees background and business experience is set forth below.

Unless otherwise instructed, the proxy holders will vote for the election of the following Class II directors: Messrs. Sanders, Schmidt and Stevens. If for any reason any of the nominees should become unable to serve as a director prior to the Annual Meeting, the proxy holders may vote for the election of a substitute nominee designated by the Board.

	Age
Nominee	(as of March 31, 2013)	Principal Occupation and Business Experience
William D. Sanders	71
William D. Sanders has served as a director of the Company since February 2007. Mr. Sanders is Chairman of Strategic Management Partners and Strategic Growth Bank Incorporated (also serving as a director of its affiliate Capital Bank). He is also a Director of Electric Infrastructure Alliance of America, L.L.C., Gas Infrastructure Alliance of America, L.L.C. and a Trustee of the Borderplex Community Trust, a civically-formed real estate investment trust organized to acquire, develop and manage real estate in the downtown El Paso, Texas area. Previously, Mr. Sanders served as a Trustee of Verde Valley Real Estate, a real estate investment trust focused on the U.S.-Mexico border region until 2012, and also was the founder, Chairman and Chief Executive Officer of Security Capital Group Incorporated, which was sold to GE Capital Corporation in 2002. Founded in 1991, Security Capital had controlling interests in eighteen public and private fully-integrated real estate operating companies, eight of which were NYSE-listed companies. He is a past Chairman of the National Association of Real Estate Investment Trusts (NAREIT) and also served on the Board of Trustees of the University of Chicago. He currently is Trustee Emeritus of the Cornell University Board of Trustees. Except as listed above, Mr. Sanders has not served as a director of a publicly traded company or a registered investment company in the past five years. Mr. Sanders' extensive experience in successfully building and managing public companies, understanding public company governance issues, leadership positions in numerous organizations and extensive experience in real estate investment and development are key attributes, among others, that make him well qualified to serve as a director of the Company.

Ralph A. Schmidt	66
Ralph A. Schmidt has served as a director of the Company since February 2006. He joined one of the Company's affiliates in July 2001 as Vice President-Refining and became the Company's Chief Operating Officer in September 2005, a position he held until his retirement in August 2006. Since 1969, Mr. Schmidt has spent his entire working career in refinery operations and marketing of refined products. He has been a hands-on refinery manager at seven refineries in the United States and Europe during that time frame. He is extremely familiar with the various regulatory and operational issues confronted by independent refiners on a daily basis, and holds a Texas Professional Engineers License. In the past five years, Mr. Schmidt has not served as a director of a publicly traded company other than the Company or as a director of a registered investment company. Mr. Schmidt's direct experience in the operation and expansion of the Company's El Paso Refinery, as well as his career-long successful operation of numerous refineries are key attributes, among others, that make him well qualified to serve as a director of the Company.

Jeff A. Stevens	49
Jeff A. Stevens has served as a director of the Company since September 2005, as the Company's President since February 2009 and as Chief Executive Officer since January 2010. Previously, Mr. Stevens served as Chief Operating Officer since April 2008, as Executive Vice President of the Company since September 2005 and as Executive Vice President of one of the Company's affiliates since 2000. Mr. Stevens also serves on the board of directors of Vomaris Innovations, Inc., a privately held medical device company. Mr. Stevens has spent his entire career working in the refined product production and marketing industry. He has been involved in all aspects of the Company's operations since 2005 and in all aspects of its affiliates' operations since 2000. In the past five years, Mr. Stevens has not served as a director of a publicly traded company other than the Company or as a director of a registered investment company. Mr. Stevens' extensive understanding of the production and marketing of refined products and his extensive history with the Company are key attributes, among others, that make him well qualified to serve as a director of the Company.

The Board unanimously recommends a vote FOR each of its nominees for director.

The affirmative vote of holders of a plurality of the common stock present or represented by proxy at the Annual Meeting and entitled to vote is required for the election of each director nominee. Therefore, abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors.

Other Directors
The Board's other directors whose terms will continue after the Annual Meeting are listed below, including a brief description of their background and business experience:

	Age
Name	(as of March 31, 2013)	Position	Class (1)
Carin M. Barth	50	Director	III - 2014
Paul L. Foster	55	Chairman of the Board, Director and Executive Chairman	III - 2014
L. Frederick Francis	56	Director	III - 2014
Sigmund L. Cornelius	58	Director	I - 2015
Brian J. Hogan	51	Director	I - 2015
Scott D. Weaver	54	Director, Vice President, Assistant Treasurer and Assistant Secretary	I - 2015
_______________________________________

(1)
Each director's term of office expires in the year set forth opposite his or her name. Each director serves until his or her successor is chosen and qualified or until his or her earlier resignation or removal.

Carin Marcy Barth has served as a director of the Company since March 2006. Ms. Barth is President of LB Capital, Inc., a firm she co-founded in 1988. Currently, Ms. Barth serves on the boards of directors of the Ronald McDonald House of Houston; Strategic Growth Bank Incorporated and its affiliate, Capital Bank, N.A; The Welch Foundation; and the Bill Barrett Corporation, a public oil and natural gas exploration and development company. In March 2008, she was appointed a Commissioner to the Department of Public Safety for the State of Texas. She served as a member of the Board of Regents of Texas Tech University from 1999 to 2005 and was Chairman of the University's endowment from 2001 to 2005, 2006 to 2010, and was again appointed as Chairman in 2012. During 2004 to 2005, Ms. Barth took a leave of absence from LB Capital, Inc., to serve as Chief Financial Officer of the U.S. Department of Housing and Urban Development in Washington, D.C. From September 2006 to July 2007, she also served as Interim Senior Vice President of Finance and Administration (CFO) at Texas Southern University. Ms. Barth also served as a director of Encore Bancshares, Inc. from 2009 to 2012 and Amegy Bank of Texas from 2001 to 2005. Except as listed above, Ms. Barth has not served as a director of a publicly traded company or a registered investment company in the past five years. Ms. Barth's experience in varied financial matters, including as chief financial officer for several entities, her experience with mergers and acquisitions, her experience in operating a private capital company and her service on numerous public and private company boards are key attributes, among others, that make her well qualified to serve as a director of the Company.

Paul L. Foster has served as Chairman of the Company's Board since September 2005. Mr. Foster served as the Company's Chief Executive Officer from September 2005 until January 2010, when he was appointed Executive Chairman of the Company. Mr. Foster also served as President from September 2005 to February 2009. Previously, Mr. Foster was the President and Chief Executive Officer of one of the Company's affiliates. Mr. Foster has served on the board of directors of the University of Texas System Board of Regents since 2007, where he is currently Vice Chairman. He also serves on the board of directors of WestStar Bank, an El Paso-based bank; on the board of directors of Vomaris Innovations, Inc., a privately held medical device company; as Chairman of the board of directors of the University of Texas Investment Management Company (UTIMCO); and on various other civic and professional organizations. Mr. Foster has spent virtually his entire career working in the refined product production and marketing industry. He is the original founder of the Company and has been involved in all aspects of the Company's operations since 2005 and in all aspects of its affiliates' operations since 1997. In the past five years, Mr. Foster has not served as a director of a publicly traded company other than the Company or as a director of a registered investment company. Mr. Foster's extensive understanding of the production and marketing of refined products and his extensive history with and shareholdings in the Company are key attributes, among others, that make him well qualified to serve as a director of the Company.

L. Frederick Francis has served as a director of the Company since February 2006. He is Executive Chairman of WestStar Bank, an El Paso-based bank. Mr. Francis is also Chairman of Francis Properties. In addition, he serves on the board of directors of the Medical Center of the Americas Foundation, the Board of Regents of the Texas Tech University System, where he is past Chairman, and the board of directors of Sierra Medical Center/Providence Memorial Hospital, where he is also a past

Chairman. He also serves on the boards of many other civic and charitable organizations. In the past five years, Mr. Francis has not served as a director of a publicly traded company other than the Company or as a director of a registered investment company. Mr. Francis' experience in running and working with financial institutions, his extensive background in working with financial matters and his experience on numerous boards of directors are key attributes that make him well qualified to serve as a director of the Company.

Sigmund L. Cornelius has served as a director of the Company since January 2012. Mr. Cornelius has over thirty years' experience in the oil and gas industry working in various positions with ConocoPhillips, a Houston-based integrated oil and gas company, from 1980 to 2010. From October 2008 to December 2010, Mr. Cornelius served as Senior Vice President, Finance and Chief Financial Officer of ConocoPhillips. Prior to that, he served as Senior Vice President, Planning, Strategy and Corporate Affairs of ConocoPhillips since September 2007, having previously served as President, Exploration and Production - Lower 48 since 2006. He served as President, Global Gas of ConocoPhillips since 2004 and prior to that served as President, Lower 48 Latin America and Midstream since 2003. From 1980 to 2003, he served in a number of commercial, operational and administrative positions in the Midstream and Upstream businesses in both domestic and international locations. Mr. Cornelius currently serves on the boards of directors of Carbo Ceramics, Inc., a publicly traded manufacturing company; USEC Inc., a publicly traded global energy company; Parallel Energy Trust, a Canadian oil and gas producer; and NiSource Inc., a publicly traded energy company. Mr. Cornelius served as a director of DCP Midstream GP, LLC from November 2007 to October 2008. Except as listed above, Mr. Cornelius has not served as a director of a publicly traded company or a registered investment company in the past five years. Mr. Cornelius' extensive experience in the oil and gas industry including service in various financial, commercial, operational and administrative positions over the past thirty years, as well as his board service on other public company boards, are key attributes, among others, that make him well qualified to serve as a director of the Company.
Brian J. Hogan has served as a director of the Company since January 2006. Since 1986, he has served as an officer of, and since 1990, as President and Chief Executive Officer of, Hogan Truck Leasing, Inc., a full-service truck leasing and transportation company. Mr. Hogan also serves as a director and Chairman of AmeriQuest Corp., a transportation and logistics resource company. In addition, he serves as a board member of Parkside Bank and Trust, on various transportation and leasing industry professional association boards and on various charitable organization boards. In the past five years, Mr. Hogan has not served as a director of a publicly traded company other than the Company or as a director of a registered investment company. Mr. Hogan's experience with transportation and logistics matters, his experience in operating a truck leasing and transportation company and his previous experience serving on various bank executive committees are key attributes that make him well qualified to serve as a director of the Company.
Scott D. Weaver has served as a director of the Company since September 2005. Mr. Weaver has served as one of the Company's executive officers since September 2005, and is currently Vice President, Assistant Treasurer and Assistant Secretary of the Company. From 2000 to August 2005, he served as Chief Financial Officer, Treasurer and Secretary of one of the Company's affiliates. Mr. Weaver also served as Chief Administrative Officer from September 2005 to December 2007 and as interim Treasurer from September 2009 to January 2010. Mr. Weaver currently serves on the boards of directors of Encore Wire Corporation, a publicly traded copper wire manufacturing company; WIG Holdings, Inc., a privately held insurance holding company; AmerTac Corporation, a privately held consumer products company; and Vomaris Innovations, Inc., a privately held medical device company. Except as listed above, Mr. Weaver has not served as a director of a public company or a registered investment company in the past five years. Mr. Weaver's experience as the Chief Financial Officer of another public entity, his experience in serving as the Chief Financial Officer, Treasurer and Secretary of one of the Company's affiliates, his extensive background and knowledge of the operations of the Company and his knowledge of public company finance matters are key attributes that make him well qualified to serve as a director of the Company.

2012 DIRECTOR COMPENSATION

Non-Employee Director Compensation Process

The compensation the Company pays to its non-employee directors is designed to attract and retain nationally recognized, highly qualified directors to lead the Company, to meaningfully align the interests of those directors with the interests of shareholders and to be demonstrably fair to both the Company and its non-employee directors. In setting non-employee director compensation, the Compensation Committee and the Board consider these factors, as well as the significant amount of time that directors spend fulfilling their duties to the Company, the skill and experience required of the directors and other factors. Non-employee director compensation typically consists of both cash and equity components.

The Compensation Committee evaluates non-employee director compensation and makes its recommendations to the Company's full Board, which then sets the non-employee director compensation. In developing and making its recommendations to the Board, the Compensation Committee follows a process similar to the process it follows for setting named executive officer compensation, which is discussed under "Compensation Discussion and Analysis" below. The Compensation Committee relies upon various sources of information and advice including the advice of independent consultants, comparative surveys, a proprietary database provided by Equilar, Inc. ("Equilar"), the current economic conditions and industry environment in which the Company operates and the Compensation Committee members' common sense, experience and judgment. The Compensation Committee generally expects to have full reports and recommendations provided by an independent compensation consultant every three years. In years when reports from independent compensation consultants are not provided, the Compensation Committee relies upon the other sources and factors referenced above. To the extent the Compensation Committee perceives there are major shifts in compensation trends or desires to make significant modifications to non-employee director compensation, the Compensation Committee may decide, in its discretion, to retain independent compensation consultants to provide full or partial reports and analyses more often than the three-year target mentioned above.

Non-Employee Director Compensation for 2012

The Compensation Committee did not retain an independent compensation consultant to provide recommendations on non-employee director compensation for 2012. Instead, the Compensation Committee and the Board elected to keep the amount of non-employee director compensation for 2012 the same as it has been since 2009. On the recommendation of the Compensation Committee, the Board resolved to pay each non-employee director an annual cash fee of $45,000, an annual restricted share unit ("RSU") grant vesting after one year with a market value at the time of grant of $100,000, a cash fee of $1,500 per Board or committee meeting attended and, for committee chairs, an additional cash fee equal to $15,000 for the Audit Committee chair and $10,000 for each of the chairs of the Compensation and Governance Committees. Although the amount of non-employee director compensation has remained the same since 2009, the form of and alternatives for payment changed in 2012. Specifically, in previous years, each non-employee director could elect to receive some or all of his or her annual cash compensation in the form of cash or in the form of equity awards equal to 150% of the cash amount. For 2012, based on the improved financial condition of the Company, non-employee directors were paid the cash portions of their compensation in cash and were not given the option to convert some or all of their cash compensation into equity awards at 150% of the cash amount. As in previous years, each non-employee director was given the option to defer the settlement of some or all of his or her 2012 compensation pursuant to the terms of the Western Refining, Inc. Non-Employee Director Deferred Compensation Plan (the "Director Deferred Compensation Plan").

The "2012 Non-Employee Director Compensation" table includes RSUs granted for both 2012 and 2011 service. Based on the structure of non-employee director compensation for 2012 approved by the Board and implemented by the Company, as discussed in Footnote 2 to the "2012 Non-Employee Director Compensation" table below, RSUs representing non-employee directors' annual 2012 RSU award were granted on June 8, 2012. In addition, as all non-employee directors serving in 2011 had elected that all of their 2011 cash compensation be converted to RSUs at 150% of the cash amount, RSUs representing such directors' fourth quarter 2011 compensation were granted on March 27, 2012. Based on SEC rules and regulations, both of these awards are included in the "Stock Awards" column of the "2012 Non-Employee Director Compensation" table below. In 2012, none of the Company's directors was granted or held any options or stock appreciation rights and none participated in a Company pension plan.

The following table reflects all compensation granted to each non-employee director during 2012.

2012 NON-EMPLOYEE DIRECTOR COMPENSATION

	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
Name	($)(1)	($)(2)(3)	($)(4)	($)
Carin M. Barth	79,500	137,488	63,592	280,580
Sigmund L. Cornelius	57,750	100,009	—	157,759
L. Frederick Francis	75,750	135,541	61,238	272,529
Brian J. Hogan	75,750	135,541	61,484	272,775
William D. Sanders	—	126,960	50,200	177,160
Ralph A. Schmidt	57,750	126,960	48,402	233,112
_______________________________________

(1)
The amounts in this column represent the annual cash fees for Board and committee service earned by each director in 2012. Mr. Sanders elected to defer all of his cash fees for 2012 pursuant to the Director Deferred Compensation Plan.

(2)
On June 8, 2012, each of the non-employee directors received a grant of 5,074 RSUs, representing his or her annual RSU grant of $100,000, based on the closing stock price on the grant date. On March 27, 2012, each of the non-employee directors (other than Mr. Cornelius) received an RSU award representing non-employee director annual cash fees for Board and committee service during the fourth quarter of 2011. The number of RSUs awarded to each director was calculated by multiplying the cash amount due to such director for the quarter by 150% and dividing that number by the the closing price of the Company's common stock on the second day following release of earnings for the quarter. Such RSUs were then granted to each director on the fourth business day before the end of the quarter immediately following the subject quarter. Each of the RSUs awarded in 2012 will vest in full twelve months after the grant date.

(3)
The grant date fair value is computed in accordance with Financial Accounting Standards Codification Topic 718, Compensation - Stock Compensation ("FASB ASC Topic 718"). The values for the RSU awards reflect the aggregate grant date fair values of the awards. The RSUs will vest in full twelve months after the grant date.

(4)
The Company paid cash dividends to shareholders in 2012. The amounts in this column includes dividends earned in 2012 on shares underlying grants of restricted stock that had not yet vested. As 2012 was the first time the Company paid cash dividends to its shareholders since 2008, these amounts were not previously included in the aggregate grant date fair value of such awards calculated in accordance with FASB ASC Topic 718.

Messrs. Foster, Stevens and Weaver, all of whom are executive officers of the Company, do not receive compensation for their service as directors. Mr. Stevens is a named executive officer and disclosure of his compensation is provided in the tables contained in the "Compensation Committee Report" below. All directors are reimbursed for all reasonable out-of-pocket expenses that they incur in attending meetings and serving on the Board.

NON-EMPLOYEE DIRECTORS' OUTSTANDING EQUITY AWARDS AT FISCAL 2012 YEAR END

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	(#)(1)	($)(2)
Carin M. Barth	25,086	707,174
Sigmund L. Cornelius	12,227	344,679
L. Frederick Francis	24,350	686,427
Brian J. Hogan	24,439	688,935
William D. Sanders	21,039	593,089
Ralph A. Schmidt	20,741	584,689

(1)
Total number of shares or units of stock consists of grants of both restricted stock and RSUs. Equity awards of restricted stock granted to non-employee directors generally vest ratably over three years on the anniversary of the grant date. Equity awards of RSUs granted to non-employee directors will vest in full twelve months after the grant date.

(2)
The market value of these unvested shares of restricted stock and RSUs was calculated by multiplying the number of shares or units by $28.19, the closing price of a share of our common stock on December 31, 2012, the last business day of the fiscal year.

Non-Employee Director Compensation for 2013

Consistent with the process set forth in the "Non-Employee Director Compensation Process" section above, the Compensation Committee retained Pearl Meyer & Partners ("PM&P") in the fall of 2012 to provide it with an analysis of the Company's non-employee director compensation, comparative data and associated recommendations; PM&P issued its report to the Compensation Committee relating to the Company's non-employee director compensation in October 2012. In setting non-employee director compensation for 2013, the Compensation Committee and the Board considered the data in this October 2012 report as well as the other factors and objectives discussed above. The Compensation Committee and the Board considered the advice and recommendations from PM&P that companies were moving away from paying non-employee directors individual meeting fees, in favor of increased annual director fees. In November 2012, on the recommendation of the Compensation Committee, the Board resolved to restructure non-employee director compensation beginning in 2013. For 2013, each non-employee director will receive an annual cash fee of $75,000, an RSU award which vests after one year and has a market value at the time of grant of $150,000 and, for committee chairs, an additional cash fee equal to $20,000 for the Audit Committee chair and $15,000 for each of the chairs of the Compensation and Governance Committees. As in previous years, each non-employee director was given the option to defer the settlement of some or all of his or her 2013 compensation pursuant to the terms of the Director Deferred Compensation Plan.
Director Stock Ownership Requirements
The Company's Corporate Governance Guidelines include minimum stock ownership requirements for directors. Under these requirements, directors must own shares of common stock of the Company at a level equal to three times the director's annual cash retainer. These requirements must be met as of the later of August 26, 2015 or within five years of appointment or election for newly appointed or elected directors. The requirements may be satisfied with common stock that is owned directly or indirectly (e.g., by a spouse or a trust) by the director, shares that are time-vested restricted stock, RSUs or shares that are held in a retirement or deferred compensation account. Unexercised options and unearned performance shares are not counted toward meeting these requirements. The Governance Committee is responsible for monitoring and enforcing these requirements. As of the date of this Proxy Statement, all directors satisfy these minimum stock ownership requirements.

IDENTIFICATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION
Executive Officers
The Company's executive officers are as follows (as of March 31, 2013):

Name	Age	Position
Paul L. Foster	55	Executive Chairman
Jeff A. Stevens	49	President and Chief Executive Officer
Mark J. Smith	53	President - Refining and Marketing
Gary R. Dalke	60	Chief Financial Officer
William R. Jewell	58	Chief Accounting Officer
Lowry Barfield	55	Senior Vice President - Legal, General Counsel and Secretary
Jeffrey S. Beyersdorfer	51	Senior Vice President - Treasurer, Director of Investor Relations and Assistant Secretary
Scott D. Weaver	54	Vice President, Assistant Treasurer and Assistant Secretary

See “Other Directors” for the biographies of Messrs. Foster and Weaver and “Nominees” for the biography of Mr. Stevens.
Mark J. Smith has served as the Company's President - Refining and Marketing since February 2009. Previously, Mr. Smith served as the Company's Executive Vice President - Refining since August 2006. From September 2000 to August 2006, Mr. Smith served as Vice President and General Manager, Lemont Refinery, for CITGO Petroleum Corporation, where he was responsible for all business and operational aspects of the Lemont business unit.
Gary R. Dalke has served as the Company's Chief Financial Officer since August 2005. Previously, from 2003 until August 2005, Mr. Dalke served as the Chief Accounting Officer of one of the Company's affiliates. From September 2005 to June 2007, Mr. Dalke also served as Treasurer.
William R. Jewell has served as the Company's Chief Accounting Officer since July 2007. From 2001 to 2007, Mr. Jewell was with KPMG LLP, where he last served as an Assurance Senior Manager.
Lowry Barfield has served as the Company's Senior Vice President - Legal, General Counsel and Secretary since 2007. Previously, Mr. Barfield served as the Company's primary outside counsel from 1999 until November 2005 when he joined the Company as Vice President - Legal, General Counsel and Secretary.
Jeffrey S. Beyersdorfer has served as the Company's Senior Vice President - Treasurer, Director of Investor Relations and Assistant Secretary since January 2010. From 2008 to 2009, Mr. Beyersdorfer served as Corporate Treasurer of FMC Technologies, Inc., where he was responsible for treasury operations, balance sheet management, foreign exchange and risk management. From 2002 to 2007, Mr. Beyersdorfer served as Vice President - Treasurer of Smurfit-Stone Container Corporation, where he was responsible for treasury operations, balance sheet management, pension plans, credit and collections and risk management.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

This "Compensation Discussion and Analysis" sets forth the objectives and principles underlying the Company's named executive officer compensation, as well as the specific compensation decisions made relating to named executive officer compensation for 2012, including the process used by the Compensation Committee in making those decisions and the most important factors relevant to those decisions. In accordance with SEC rules, named executive officers in this proxy statement are as follows:

•	Jeff A. Stevens, President and Chief Executive Officer;

•	Gary R. Dalke, Chief Financial Officer;

•	Mark J. Smith, President - Refining and Marketing;

•	Lowry Barfield, Senior Vice President - Legal, General Counsel and Secretary; and

•	Jeffrey S. Beyersdorfer, Senior Vice President - Treasurer, Director of Investor Relations and Assistant Secretary.

The Company's 2012 Accomplishments

In 2012, the Company experienced a record year, reporting Adjusted EBITDA of $1,083.7 million, compared to $786.2 million for the previous year, and net income of $398.9 million, or $3.71 per diluted share, compared to $132.7 million, or $1.34 per diluted share, for the previous year. Please see "Appendix — Reconciliation of Adjusted EBITDA to Net Income" for a reconciliation of Adjusted EBITDA to net income for the years provided. Compared with its performance peer group which includes six other publicly-traded independent refiners (described below), the Company ranked first in Total Shareholder Return ("TSR") and Return on Capital Employed ("ROCE") for the 30-month performance period beginning July 1, 2010, through December 31, 2012. Please see "Named Executive Officer Compensation for 2012 — 2012 Long-Term Performance Unit Awards" below for definitions of ROCE and TSR and "Named Executive Officer Compensation for 2012 — 2012 Annual Performance Bonuses" below for additional information regarding Adjusted EBITDA, which is a non-Generally Accepted Accounting Principles in the United States ("GAAP") financial measure.

These significant successes were driven by numerous accomplishments led by the Company's named executive officer management team in 2012 and in previous years, including:

•
Reduction in the Company's long-term debt of $304.0 million since December 31, 2011, including retirement of the Company's Term Loan Credit Agreement in the first half of 2012 which reduced annual pre-tax interest costs by approximately $35.0 million;

•	Return of value to shareholders in 2012 through the payment of $2.74 per share in dividends and the repurchase of approximately $83.0 million in common stock of the Company;

•	Successful completion of the combined expansion and maintenance turnaround at the Company's Gallup refinery;

•	Sale of the Company's Yorktown, Virginia facility in December 2011;

•	Increase of 43% in the 2012 average daily closing value of the Company's common stock over 2011; and

•	Negotiation of a successful long-term supply agreement with a third party to support the Company's Mid-Atlantic business, monetizing approximately $95.0 million in working capital.

In addition to these accomplishments, the Company's named executive officer team led various initiatives both in 2012 and in prior years which not only generated the Company's successful results in 2012 but were also intended to position the Company for future long-term success, including the Company's Delaware Basin crude oil logistics projects, the selective addition of refined product forward sales, the evaluation of a potential expansion at the Company's El Paso Refinery and continued operational improvements at the Company's refineries focused on safety, reliability, throughput and yield.

Compensation Objectives

The compensation of the Company's named executive officers is administered by the Compensation Committee, which is made up of independent and outside directors under the rules and regulations of the NYSE, the SEC, the IRS and Company guidelines. The compensation paid to the Company's named executive officers is designed to compensate the named executive officers in a way that meaningfully aligns their interests with the interests of shareholders, and includes:

•	Producing long-term, positive results for the Company and its shareholders;

•	Aligning named executive officers' compensation with the Company's short-term and long-term performance results with metrics to evaluate and reward performance;

•	Attracting and retaining nationally recognized, highly qualified named executive officers to manage and lead the Company; and

•
Providing incentive compensation to reward earnings growth, reliability, safety and environmental performance as well as achievement and implementation of specific Company goals that advance the interests of the Company and its shareholders.

The Compensation Committee strives to ensure that the compensation paid to the named executive officers incorporates elements that are commonly recognized as best practices in the area of executive compensation, including the use of performance based compensation (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”)), which represents the majority of compensation paid to our named executive officers and incorporates multiple performance metrics intended to reward both outstanding business results and long-term growth in shareholder value. In light of these objectives, the named executive officers are typically compensated through a combination of base salary, annual bonus and long-term incentives. The Company's named executive officers also participate in benefit plans generally available to the Company's other employees, including, but not limited to, participating in the Company match for 401(k) plan contributions and Company-paid life insurance premiums. It is the overall goal of the Compensation Committee to compensate the named executive officers in a manner that is demonstrably fair to both the Company and the named executive officer in light of the performance of the Company, the contribution of that named executive officer to that performance and the competition the Company faces to attract and retain highly qualified executives.

Compensation Considerations

In establishing named executive officer compensation, the Compensation Committee considers the success of the Company and the contributions of each named executive officer to the Company's success and the compensation objectives described above, as well as various other sources of information and advice, including the results of the advisory shareholder vote on named executive officer compensation, the input and advice of certain senior officers, comparative surveys, a proprietary database provided by Equilar, advice and analysis from independent compensation consultants, the current economic conditions and industry environment in which the Company operates and the Compensation Committee members' common sense, experience and judgment.

Role of Shareholders. At the Company's 2011 Annual Meeting of Shareholders, the Company's shareholders approved, on an advisory basis, the compensation paid to the Company's named executive officers for 2010. Of the votes received from shareholders for this proposal, nearly 99% approved the compensation. In establishing compensation for its named executive officers in 2012, the Compensation Committee observed the shareholders' overwhelming approval of the Company's 2010 named executive officer compensation, and considered this approval in making its compensation decisions. As such, the process the Compensation Committee utilized in establishing named executive officer compensation for 2012 was the same process that received overwhelming shareholder approval in 2011. Also at the Company's 2011 Annual Meeting of Shareholders, the Company's shareholders approved, on an advisory basis, the Company holding future advisory votes on named executive officer compensation every three years. The Compensation Committee and the Board think a triennial vote is most appropriate as a major portion of named executive officer compensation is the three-year performance unit awards described below. As such, and in accordance with its shareholders' approval in 2011, the Company intends to hold advisory votes on named executive officer compensation every three years, with the next vote scheduled for the shareholders' meeting in 2014.

Role of Certain Senior Officers. The Compensation Committee makes all compensation decisions related to our named executive officers; however, Paul Foster, the Company's Executive Chairman and Chairman of the Board of Directors, and Jeff Stevens, the Company's President and Chief Executive Officer, may from time to time provide information and recommendations relating to other executive officers' (including named executive officer) compensation, Company performance and peer groups, as requested by the Compensation Committee. As part of its process in establishing named executive officer compensation for 2012, the Compensation Committee met with Messrs. Foster and Stevens to discuss the compensation of all of the named executive officers except Mr. Stevens, and met separately with Mr. Foster to discuss Mr. Stevens' compensation.

Role of Compensation Consultants. The Compensation Committee generally expects to have full reports and recommendations provided by an independent outside compensation consultant every three years. In the years without full reports, the Compensation Committee intends to rely upon the other sources and factors referenced above. To the extent the Compensation Committee perceives there are major shifts in compensation trends or desires to make significant modifications to the Company's compensation programs, the Compensation Committee may decide, in its discretion, to retain independent compensation consultants to provide full or partial reports and analysis more often than the three-year target periods mentioned above. Consistent with this approach, the Compensation Committee retained PM&P in the fall of 2012 to provide it with an analysis of the Company's named executive officer compensation, comparative data and associated recommendations regarding peer groups. The Compensation Committee utilized this data, in conjunction with the other sources of information described above, in evaluating the 2012 Annual Performance Bonus Plan for Executive Officers (the "2012 Annual Performance Plan", discussed below) and total named executive officer compensation for 2012, as well as in establishing 2013 base salaries and putting in place both the 2013 Annual Performance Bonus Plan for Executive Officers (the "2013 Annual Performance Plan") and the long-term 2013 Performance Unit Awards (the "2013 PUAs"). PM&P's work in 2012 supplemented work previously done by PM&P in March 2010 and September 2009.

In connection with PM&P's consultation with the Compensation Committee regarding director and executive officer compensation described above (the "Services"), the Compensation Committee evaluated the independence of PM&P and concluded that PM&P is independent under the standards set forth in the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules of the SEC. In reaching its conclusion, the Compensation Committee noted the following:

•	PM&P performed no services for the Company other than the Services;

•	The ratio of the fees PM&P receives from the Company compared to PM&P's total revenue is less than 1%;

•	PM&P retains a "conflicts policy" to prevent any conflict of interests between PM&P and the Company that could impact PM&P's independence;

•	None of the PM&P staff performing the Services has any business or personal relationship with any Company executive or Compensation Committee member other than relating to the Services;

•	None of the PM&P personnel performing the Services individually owns any Company stock; and

•	PM&P has neither provided to nor received from the Company any gifts, benefits or donations other than its compensation for the Services.

In addition, the Compensation Committee observed that PM&P interacts directly with the Compensation Committee, and only interacts with Company management at the request of or with the knowledge of the Compensation Committee and/or its chairman, Mr. Francis.

Role of Market Data and Peer Groups. The general goal of the Compensation Committee is to set target total compensation for the named executive officers at the 50th percentile of the competitive market applicable to those executives. With the help of its independent compensation consultant, this market data is derived from the executive pay practices and levels of the applicable compensation peer group supplemented with broad-based compensation survey data. This evaluation process provides a comprehensive view of the competitive market. The Compensation Committee believes that this use of survey data is an important element of its compensation evaluation. Compensation survey data includes companies from the broader energy, refining and processing industries that influence the competitive market for executive compensation levels. Further, survey data is drawn from companies that are comparable to the Company in terms of size and scale. The Compensation Committee uses this market data as comparative information and not as a formulaic approach to compensation levels.

Regarding peer groups, the Compensation Committee utilizes two different peer groups in connection with named executive officer compensation: a compensation peer group and a performance peer group. The compensation peer group, which is used to determine the amount and nature of compensation, consists of companies that are representative of those the Compensation Committee believes the Company competes with for executive talent. They include entities in highly regulated manufacturing and processing industries, some of which are not refiners. The performance peer group, which is used to compare the Company's performance based on certain defined metrics, consists solely of publicly traded independent refiners that are subject to similar reporting requirements and safety regulations as the Company. The Compensation Committee believes that utilizing different peer groups to assess compensation and performance is appropriate based on the differing purposes for which such peer groups' comparative data is used.

In February 2012, the Compensation Committee selected a performance peer group in connection with establishing the long-term 2012 Performance Unit Awards (the "2012 PUAs"). In selecting this peer group, the Compensation Committee considered the advice and recommendations of PM&P from October 2010, including its consultation with PM&P in selecting the performance peer group and the number and composition of the companies in such peer group (including their total revenue and market capitalization among other items). Following this evaluation, the Compensation Committee concluded that the performance peer group utilized by the Compensation Committee in 2010 and 2011, taking into account the HollyFrontier Corp. merger in June 2011, continued to be appropriate for 2012. This "2012 Performance Peer Group" included: Alon USA Energy, Inc.; CVR Energy Inc.; Delek US Holdings, Inc.; HollyFrontier Corp.; Tesoro Corp.; and Valero Energy Corp.

As described above, in the fall of 2012, the Compensation Committee selected the compensation and performance peer groups in connection with, among other things, establishing 2013 base salaries and putting in place both the 2013 Annual Performance Plan and the 2013 PUAs. The Compensation Committee consulted with PM&P in selecting these peer groups in connection with PM&P's October 2012 report, and also considered the number of companies within such peer groups and the composition of the companies in such peer groups (including their total revenue and market capitalization among other items). Following this evaluation, the Compensation Committee concluded that the following compensation and performance peer groups were appropriate:

2013 Compensation Peer Group	2013 Performance Peer Group
Alon USA Energy, Inc. ("ALJ")	Alon USA Energy, Inc.
Calumet Specialty Products Partners LP	CVR Energy Inc.
CVR Energy Inc. ("CVI")	Delek US Holdings, Inc.
Delek US Holdings, Inc. ("DK")	HollyFrontier Corp.
HollyFrontier Corp. ("HFC")	Tesoro Corp.
Marathon Petroleum Corp.	Valero Energy Corp.
Northern Tier Energy, LLC
NuStar Energy LP
Sunoco Inc.
Tesoro Corp. ("TSO")
Valero Energy Corp. ("VLO")

The 2013 Compensation Peer Group differs from the compensation peer groups utilized by the Compensation Committee in previous years for various reasons including, among others: the Compensation Committee's ongoing assessment of which companies the Company competes with for executive talent, the advice and recommendations of PM&P, and cessation of business by certain companies in the compensation peer groups utilized by the Compensation Committee in previous years. The 2013 Performance Peer Group is identical to the performance peer groups used by the Compensation Committee in 2010, 2011 and 2012, taking into account the HollyFrontier Corp. merger. The revenues of the companies comprising the 2013 Compensation Peer Group ranged from $4.4 billion to $139.3 billion for the last fiscal year prior to their inclusion in this 2013 Compensation Peer Group (2012), while the revenues of the companies comprising the 2013 Performance Peer Group ranged from $8.0 billion to $139.3 billion for the last fiscal year prior to their inclusion in the 2013 Performance Peer Group (2012). The Company's revenue in 2012 was approximately $9.5 billion.

When compared to the competitive market including the 2013 Compensation Peer Group, 2012 base salaries of the named executive officers were at the 40th percentile, on average; 2012 target total compensation of the named executive officers, which includes 25% base compensation, 25% bonus compensation and 50% long-term incentives, were at the 59th percentile, on average. However, as shown below, much of the 2012 target total compensation was performance-based and varies with actual performance outcomes. Although 2012 was a superior year for the Company with respect to financial performance, the actual compensation received by the Company's named executive officers in 2012 (as set forth in the "2012 Summary Compensation Table" below) was below the named executive officers' target total direct compensation (described below) and fell near the median of the referenced competitive market. This below-target total compensation outcome was largely due to the payment of the 2012 Annual Performance Plan (defined below) in RSUs which, in accordance with the SEC's rules and regulations, will appear as 2013 compensation in the Company's proxy statement to be filed in 2014. These RSUs will vest over the next five years and are subject to both price volatility and risk of forfeiture.

NAMED EXECUTIVE OFFICER COMPENSATION FOR 2012

The target total direct compensation pay mix for all of the named executive officers is comprised of 25% fixed compensation and 75% variable at-risk compensation that is dependent upon the performance of the Company and various long- and short-term metrics. Historically, fixed compensation has consisted of base salary and variable at-risk compensation has consisted of a mix of annual bonuses, a long-term incentive award and an annual time-vested equity award.

For 2012, named executive officer compensation consisted of a mix of the following fixed and variable at-risk compensation and long- and short-term elements: base salary; annual bonuses under the 2012 Annual Performance Plan; a long-term incentive award in the form of the 2012 PUAs; and compensation consisting of benefits generally available to the Company's other employees.

2012 Base Salaries

Base salaries of the Company's named executive officers are designed to provide a level of assured cash compensation to the named executive officers based primarily upon the job responsibilities, individual experience, professional status and accomplishments of each named executive officer. The Compensation Committee set 2012 named executive officer base salaries in February 2012. In setting these base salaries, the Compensation Committee observed that the base salaries paid to each of Messrs. Stevens, Smith, Dalke and Barfield for 2011 were below the 10th percentile of the base salaries executives in the Company's 2012 Compensation Peer Group received for comparable positions in the most recent year (2010) for which complete peer data was available at the time. For Mr. Stevens, the Compensation Committee also considered that from November 2009 until August 2010, in light of the challenging economic environment existing during that time, Mr. Stevens' received a nominal base salary of $10,000, which was raised to $540,000 in August 2010 and was thereafter increased to $576,840, the same base salary in effect for Mr. Stevens at the end of 2008. For Mr. Beyersdorfer, the Compensation Committee noted that comparable data of the 2012 Compensation Peer Group was not directly available for the position of Treasurer. In addition to these observations, the Compensation Committee considered each named executive officer's contributions to the Company and the Company's performance during the prior fiscal year, as well as the other factors and considerations mentioned in this "Compensation Discussion and Analysis." Following its evaluation, the Compensation Committee established the following base salaries for the Company's named executive officers for 2012:

Named Executive Officer	2012 Base Salary
Jeff A. Stevens	$900,000
Gary R. Dalke	$386,000
Mark J. Smith	$492,000
Lowry Barfield	$344,000
Jeffrey S. Beyersdorfer	$268,000

2012 Annual Performance Bonuses

In February 2012, the Compensation Committee adopted the 2012 Annual Performance Plan under and in accordance with the terms of the 2010 Incentive Plan of Western Refining, Inc. (the "2010 LTIP"). The 2012 Annual Performance Plan was intended by the Compensation Committee to provide compensation qualifying as "performance-based compensation" within the meaning of Section 162(m). Under the 2012 Annual Performance Plan, all of the named executive officers would be eligible for a discretionary annual performance bonus, as determined by the Compensation Committee, provided the Company's actual Adjusted EBITDA for the performance period (January 1, 2012 through December 31, 2012) equaled or exceeded the sum of cash interest expense, capital expenditures, scheduled principal payments, turnaround expenses and cash taxes for the performance period, in each case, as reported in the Company's financial statements filed with the SEC on Form 10-K. Adjusted EBITDA is a financial measure not recognized under GAAP but represents earnings before interest expense and other financing costs, amortization of loan fees, provision for income taxes, depreciation, amortization, maintenance turnaround expense and other non-cash income and expense items. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of the Company's businesses, and is unaffected by its capital structure or investment activities. The Company uses this metric in evaluating consolidated operating performance. The Company believes that Adjusted EBITDA is useful to investors as a basis for comparing operating performance with other companies in its industries, although, its measure of Adjusted EBITDA may not be directly comparable to similar measures used by other companies. Under the 2012 Annual Performance Plan, bonus amounts can range from zero up to an amount not to exceed 200% of each named executive officer's base salary, in the discretion of the Compensation Committee. Payments of bonus amounts under the 2012 Annual Performance Plan may be made in cash, stock, RSUs or a combination of these, in the discretion of the Compensation Committee.

On March 4, 2013, the Compensation Committee evaluated the performance metrics set forth in the 2012 Annual Performance Plan and certified that the Company had exceeded the applicable performance goals and had satisfied all other terms of the 2012 Annual Performance Plan. Specifically, the Compensation Committee certified that the Company's actual Adjusted EBITDA for the performance period of January 1, 2012 through December 31, 2012 exceeded the sum of cash interest expense, capital expenditures, scheduled principal payments, turnaround expenses and cash taxes for the performance period, as reported in the Company's Form 10-K filed with the SEC on March 1, 2013. Pursuant to the 2012 Annual Performance Plan, and due to the Company's superior performance in 2012, the Compensation Committee awarded each named executive officer RSUs equal to the maximum amount permitted under the 2012 Annual Performance Plan, or 200% of each named executive officer's base salary. Each RSU represents a right to a future payment equal to the fair market value of one share of Company common stock at the time of settlement of the RSUs. Such settlement may, at the Compensation Committee's election, be in cash or stock or a combination thereof. These RSUs will vest, become non-forfeitable and be paid and settled in equal installments in 2014, 2015, 2016, 2017 and 2018. The terms of these RSUs differ from the RSUs awarded to named executive officers in previous years with respect to vesting periods and dividend equivalents. Specifically, previous RSUs awarded by the Compensation Committee to named executive officers had a vesting period of three years and did not include rights to dividend equivalents on unvested RSUs; whereas, these RSUs have a vesting period of five years and include rights to dividend equivalents on unvested RSUs if and when the RSUs vest. The Compensation Committee made these changes, among other reasons, to further align the interests of named executive officers with those of shareholders. However, both the RSUs and dividend equivalents on unvested RSUs are subject to the risk of forfeiture and the RSUs are also subject to price volatility.

Because the RSUs awarded in settlement of the 2012 Annual Performance Plan were awarded in calendar year 2013, in accordance with SEC rules and regulations, they do not appear in the "2012 Summary Compensation Table" below. Instead, they are discussed below in Footnote 1 to the "2012 Summary Compensation Table" and will be reflected in the Company's summary compensation table for 2013.

2012 Long-Term Performance Unit Awards

In February 2012, the Compensation Committee awarded long-term, performance-based awards to each of the named executive officers in the form of the 2012 PUAs. The 2012 PUAs were awarded under and in accordance with the terms of the 2010 LTIP and were intended by the Compensation Committee to constitute "performance-based compensation" within the meaning of Section 162(m). The Compensation Committee made these awards based on, among other things, the analysis and recommendations of PM&P in October 2010. The target of the 2012 performance awards is equal to 100% of the named executive officer's 2012 annual base salary as established by the Compensation Committee on the award date, or February 17, 2012. The performance period is a 36-month period beginning on January 1, 2012, and ending on December 31, 2014, with awards payable in 2015 promptly following the conclusion of the performance period and the Compensation Committee's certification of the level of performance achieved, but in all events prior to April 15, 2015. No payout of the awards will be made if the Company's actual Adjusted EBITDA for the performance period does not equal or exceed the sum of cash interest expense, capital expenditures, scheduled principal payments, turnaround expenses and cash taxes for the performance period, in each case as reported in the Company's financial statements filed with the SEC on Form 10-K (the "Absolute Threshold"). Assuming the Absolute Threshold is satisfied, Company performance, measured based on key industry metrics of TSR and ROCE, each weighted 50% against the 2012 Performance Peer Group identified above, will determine whether any portion of the award is paid. Each named executive officer may receive a payout between 0% and 200% of his 2012 annual base salary as of the grant date, subject to the safety adjustment described below. The payout amount is determined based on the Company's rank under both the TSR and ROCE metrics as compared to the 2012 Performance Peer Group. The Compensation Committee utilizes TSR and ROCE for both the 2012 PUAs and the 2012 Annual Performance Plan because it believes that each are important measures in evaluating the Company's performance both annually and over time. Once the payout amount is established based on these metrics, such payout amount will be multiplied by a safety factor between 0.85 and 1.15 depending on the Company's Average Incidence Rate of Total Recordable Cases of Nonfatal Occupational Injuries and Illnesses for the North American Industry Classification System code for petroleum refineries (NAICS 32411) for the performance period (the "Company Safety Rate"), as compared to the Average Incidence Rate of Total Recordable Cases of Nonfatal Occupational Injuries and Illnesses for the North American Industry Classification System code for petroleum refineries (NAICS 32411) as published by the Bureau of Labor Statistics (the "Average BLS Rate"). Including the impact of this safety adjustment, the range of potential payouts under the award is between 0% and 230% of the respective named executive officer's 2012 annual base salary as of the grant date. The Compensation Committee has the discretion to settle the 2012 PUAs in cash or common stock or a combination of both. Please see "Executive Compensation — Grants of Plan-Based Awards — Fiscal 2012" for the minimum, target and maximum potential payouts for each named executive officer under the 2012 PUAs. The specifics of the 2012 PUAs are as follows:

i.
Absolute Threshold for the Performance Period . The Company's actual Adjusted EBITDA for the performance period must equal or exceed the Absolute Threshold (the sum of cash interest expense, capital expenditures, scheduled principal payments, turnaround expenses and cash taxes for the performance period, in each case as reported in the Company's financial statements filed with the SEC on Form 10-K), or no performance award will be paid for the applicable performance period.

ii.	Primary Performance Measures. Assuming the Absolute Threshold is achieved, the Compensation Committee will evaluate:

•
Company Performance Period TSR Versus Peer TSR. TSR is defined as the total return of a share to an investor (increase in share price plus dividends). TSR for the 2012 Performance Peer Group will be calculated over the full performance period and compared with the Company's TSR. Beginning share prices are based on the calendar month average closing stock price for the month immediately preceding commencement of the performance period and ending share prices are based on the calendar month average closing stock price for the final month of the performance period.

•
Company Performance Period Average ROCE Versus Peer Average ROCE. ROCE is computed as a percentage based on (a) earnings before interest and taxes, as adjusted for certain unusual and nonrecurring gains or losses for the period being measured divided by (b) the sum of the total assets less current liabilities at the beginning and end of the period being measured divided by two. ROCE will be calculated for each fiscal year and averaged over the performance period.

iii.
Performance Levels and Multipliers. The Company's achievement of its performance measures over the performance period will be compared to the 2012 Performance Peer Group during the same period to determine relative performance. The Company's performance over the performance period will be ranked within the 2012 Performance Peer Group, resulting in the application of a single multiplier to the target award value under each performance measure. Should consolidation among peers in the 2012 Performance Peer Group occur or any such peer become delisted or otherwise no longer required to provide periodic reporting to the SEC, the ranking schedule would adjust to accommodate the reduced number of peers. The addition of new peers would also cause a shift in the ranking schedule. For example, in the table below the initial 2012 Performance Peer Group includes seven peer companies, including the Company. The target (1.10 multiplier) rank for this number of peers would be fourth out of seven companies in the group (including the Company). If consolidation, delisting or the termination of the obligations of a peer company to provide periodic reporting to the SEC reduces the number of peer companies to six, target would remain at the fourth position (out of six in the group, including the Company), but the target multiplier would move to 1.00.

Performance Multipliers (for both Relative TSR and Relative ROCE)

	7 Peers
Rank Against Peers	(Initial Case)	6 Peers Remaining	5 Peers Remaining
1	2.00	2.00	2.00
2	1.67	1.67	1.60
3	1.33	1.33	1.10
4	1.10	1.00	0.85
5	0.90	0.65	—
6	0.60	—	—
7	—	—

iv.
Quantitative Safety Measure. If relative performance generates a potential award and the Company's performance period actual Adjusted EBITDA is above the Absolute Threshold described above, then the final award payout value will be multiplied by a safety factor between 0.85 and 1.15 depending on the Company Safety Rate as compared to the Average BLS Rate, as follows:

Poor 0.85	Below Target 0.90	Target 1.00	Superior 1.10	Exemplary 1.15

•	The Exemplary factor will apply if the Company Safety Rate is lower than the Average BLS Rate by 15% or more.

•	The Superior factor will apply if the Company Safety Rate is lower than the Average BLS Rate by 10% or more but less than 15%.

•	The Target factor will apply if the Company Safety Rate is equal to the Average BLS Rate or is less than 10% higher or lower than the Average BLS Rate.

•	The Below Target factor will apply if the Company Safety Rate is higher than the Average BLS Rate by 10% or more but less than 15%.

•	The Poor factor will apply if the Company Safety Rate is higher than the Average BLS Rate by 15% or more.

Other Compensation

For 2012, the Company's named executive officers also participated in benefit plans generally available to the Company's other employees, including, but not limited to, participating in the Company match for 401(k) plan contributions and Company paid life insurance premiums. In addition, certain of the Company's named executive officers were relocated in 2012 from the Company's corporate headquarters in El Paso, Texas to the Company's administrative offices in Tempe, Arizona. The Company reimbursed the named executive officers for certain related moving expenses, consistent with the reimbursements offered to other employees relocated to Tempe in 2012. Named executive officers also received dividends on unvested shares of restricted stock. For more information regarding other compensation, please see the "All Other Compensation" column of the "2012 Summary Compensation Table."

Chief Executive Officer 2012 Realizable Pay Analysis

In addition to reviewing total compensation, the Compensation Committee also believes that it is important to review and assess "realizable" compensation for the Chief Executive Officer. Realizable compensation approximates the executive's "take-home pay" and is comprised of base salary, actual annual incentive payouts, long-term performance award payouts for the fiscal year and the value received from equity awards vesting during the year.

For 2012, as shown in the chart below, based in part upon the 2012 Annual Performance Plan having been settled in RSUs that vest over five years, the realizable compensation of our Chief Executive Officer for 2012 (which includes his 2012 base salary, equity vestings that took place in 2012 as reported in the "Option Exercises and Stock Vesting — Fiscal 2012" table below and settlement of the 2010 PUAs (defined below)) was lower than both the 2012 target total direct compensation (described above, using his base salary as reported in the "2012 Summary Compensation Table") and the amounts reported in the "2012 Summary Compensation Table." This was primarily due to the continuing vesting requirements of the RSUs.

Chief Executive Officer
Long-Term Incentive
Annual Incentive
Base Salary
$5,000,000
$4,500,000
$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
$3,493,108
$2,515,231
$2,009,534
2012 Target Total Direct Compensation
2012 Summary Compensation Table
2012 Realizable Compensation

Named Executive Officer Compensation Actions Taken Since the End of Fiscal Year 2012

In March 2013, using processes, factors and objectives consistent with those set forth above for 2012 named executive officer compensation and through its October 2012 consultation with PM&P, the Compensation Committee established named executive officer base salaries for 2013, established a 2013 Annual Performance Plan and awarded the named executive officers the 2013 PUAs. The 2013 Annual Performance Plan and the 2013 PUAs were each awarded under the 2010 LTIP and are intended to constitute “performance based compensation” under Section 162(m), and have terms substantially similar to the 2012 Annual Performance Plan and the 2012 PUAs, respectively.

In April 2013, the Compensation Committee settled the 2010 Performance Unit Awards (the "2010 PUAs") which are described in detail in the Company's proxy statement filed with the SEC on April 22, 2011, and contain substantially the same terms as the 2012 PUAs described above. The performance period under the 2010 PUAs was a 30-month period beginning on July 1, 2010, and ending on December 31, 2012, over which the Company's TSR and ROCE were compared with the TSR and ROCE of the performance peer group included in the 2010 PUAs (the "2010 Performance Peer Group"), and the Company Safety Rate was compared with the Average BLS Rate. The 2010 Performance Peer Group is identical to the performance peer groups used in 2011, 2012 and 2013, taking into account the HollyFrontier Corp. merger. The Compensation Committee evaluated the Company's Adjusted EBITDA, TSR, ROCE and Company Safety Rate, as well as the TSR and ROCE of the 2010 Performance Peer Group and the Average BLS Rate, in each case, for the 30-month performance period, as follows:

•	The Company's actual Adjusted EBITDA over the 30-month performance period exceeded the Absolute Threshold;

•	The Company ranked first among the 2010 Performance Peer Group in TSR over the 30-month performance period;

•	The Company ranked first among the 2010 Performance Peer Group in ROCE over the 30-month performance period; and

•	The Company Safety Rate for the 30-month performance period was 1.25, compared to an Average BLS Rate of 1.0.

After certifying that the performance measures and all other terms of the 2010 PUAs had been satisfied in accordance with Section 162(m), and applying the adjustments set forth in the 2010 PUAs, the Compensation Committee settled each of these awards in cash equal to 170% of the target amount set forth in the 2010 PUAs, which was the named executive officer's annual base salary on the grant date of the 2010 PUAs (August 25, 2010). Although these cash payments were awarded in settlement of the 2010 PUAs, they are being reported in the "2012 Summary Compensation Table" below as "Non-Equity Incentive Compensation" in accordance with the SEC's rules and regulations.

Chief Executive Officer Stock Ownership Requirements

The Company's Corporate Governance Guidelines include minimum stock ownership requirements for the Company's Chief Executive Officer. Under these requirements, the Chief Executive Officer must own shares of common stock of the Company at a level equal to six times his annual base salary. These requirements must be met by the later of August 26, 2015 or within five years of appointment or promotion for newly appointed or promoted Chief Executive Officers. The requirements may be satisfied with common stock that is owned directly or indirectly (e.g., by a spouse or a trust) by the Chief Executive Officer, shares that are time-vested restricted stock, RSUs or shares that are held in a retirement or deferred compensation account. Unexercised options and unearned performance shares are not counted toward meeting these requirements. The Governance Committee is responsible for monitoring and enforcing these requirements. Mr. Stevens has satisfied these minimum stock ownership requirements at all times since their adoption.

Compensation Program Risk Assessment

The Compensation Committee has reviewed the Company's compensation policies and practices, including policies and practices relating to all employees as well as directors and named executive officers, and has concluded that such policies and practices do not present a material risk to the Company and are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the Company's incentive compensation programs effectively balance risk and reward. In its risk assessment, the Compensation Committee considers its long-term incentive compensation, including the targets applied under the performance awards granted in 2012, the process used for establishing those targets, the vesting period applicable under awards issued pursuant to its shareholder-approved equity plans and other factors, each discussed more fully in this Proxy Statement. The Compensation Committee believes the mix between fixed and variable, annual and long-term and cash and equity compensation in the Company's compensation programs mitigates excessive risk taking, focuses on sustained growth and earnings and encourages actions and strategies that are in the Company's and its shareholders' best interests, in both the short-and long-term.

COMPENSATION COMMITTEE REPORT
The following report of the Compensation Committee of the Board on executive compensation shall not be deemed to be "soliciting material" or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing made by the Company with the SEC, except to the extent that the Company specifically incorporates it by reference into any filing.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee
L. Frederick Francis, Chairperson
Carin M. Barth
Sigmund L. Cornelius
Brian J. Hogan
William D. Sanders
Ralph A. Schmidt

EXECUTIVE COMPENSATION
The following table sets forth information regarding compensation earned by the Company's named executive officers for services rendered in all capacities to the Company and its subsidiaries for 2012, 2011 and 2010. None of these named executive officers have been granted or hold any stock options or stock appreciation rights and none participate in a pension plan.

2012 SUMMARY COMPENSATION TABLE

		Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Jeff A. Stevens	2012	873,277	—	713,310	918,000	10,644	2,515,231
President and Chief Executive Officer	2011	540,000	665,000	585,720	—	10,250	1,800,970
	2010	124,154	635,000	—	—	5,468	764,622
Gary R. Dalke	2012	381,000	—	457,250	582,165	42,409	1,462,824
Chief Financial Officer	2011	360,000	414,000	1,106,360	—	11,090	1,891,450
	2010	346,230	170,000	—	—	11,060	527,290
Mark J. Smith	2012	485,654	—	566,990	742,050	367,511	2,162,205
President - Refining & Marketing	2011	459,000	482,000	471,830	—	10,490	1,423,320
	2010	441,346	210,000	1,644,000	—	10,474	2,305,820
Lowry Barfield	2012	339,577	—	402,380	519,180	333,084	1,594,221
Senior Vice President - Legal,	2011	321,000	386,000	325,400	—	10,490	1,042,890
General Counsel and Secretary	2010	308,760	155,000	1,644,000	—	10,474	2,118,234
Jeffrey S. Beyersdorfer	2012	264,538	—	310,930	425,000	102,476	1,102,944
Senior Vice President - Treasurer, Director of	2011	250,000	288,000	768,758	—	9,921	1,316,679
Investor Relations and Assistant Secretary	2010	239,423	125,000	375,002	—	426	739,851
_______________________________________

(1)
The 2012 Annual Performance Plan awards were paid to each named executive officer in March 2013 in the form of RSUs, rather than in cash as in previous years, equal to 200% of the named executive officer's 2012 base salary. Although these RSUs were awarded in settlement of the 2012 Annual Performance Plan, because they were awarded in 2013, in accordance with the SEC's rules and regulations, they do not appear in the "2012 Summary Compensation Table." Instead, they will be reflected in the Company's summary compensation table for compensation paid to named executive officers in 2013 that will appear in the Company's proxy statement in 2014. For additional information regarding the 2012 Annual Performance Plan awards, see "Compensation Discussion and Analysis — Named Executive Officer Compensation for 2012 — 2012 Annual Performance Bonuses."

(2)
For 2012, this column represents the aggregate grant date fair value for awards of time-vesting RSUs granted to each named executive officer in 2012 for his 2011 performance. For additional information about these RSUs, please see "Named Executive Officer Compensation for 2011 Service Paid in 2012" below. All amounts in this column are calculated in accordance with FASB ASC Topic 718 by multiplying the volume of restricted shares or RSUs granted by the closing price of a share of the Company's common stock as of the grant date.

(3)
For 2012, this column reflects the settlement of the 2010 PUAs granted to each named executive officer on August 25, 2010. The performance period under the 2010 PUAs was a thirty-month period beginning on July 1, 2010, and ending on December 31, 2012. After certifying that the performance measures and all other terms of the 2010 PUAs had been satisfied in accordance with Section 162(m), the Compensation Committee awarded each of the named executive officers a cash award equal to 170% of each named executive officer's annual base salary in effect on August 25, 2010, the grant date of the award. Additional information about the 2010 PUAs is available in the Company's 2011 Proxy Statement filed with the SEC on April 22, 2011. For information regarding settlement of the 2010 PUAs, please see the "Compensation Discussion and Analysis — Named Executive Officer Compensation Actions Taken Since the End of Fiscal Year 2012 ."

(4) The Company's named executive officers are eligible to participate in benefit plans generally available to the Company's other employees including, but not limited to, the Company's match of 401(k) plan contributions, Company paid life insurance premiums and reimbursement of moving expenses when certain of the Company's named executive officers were relocated from the Company's corporate headquarters in El Paso, Texas to the Company's administrative offices in Tempe, Arizona in 2012. The named executive officers also received dividends on unvested shares of restricted stock when the Company paid cash dividends to its shareholders. The following table details the amounts included in the "All Other Compensation" column for the 2012 Summary Compensation Table:

		Company 401(k) Plan Contribution	Life Insurance	Taxable Moving Expense Reimbursement	Dividends on Restricted Stock	Total
Name	Year	($)	($)	($)	($) (a)	($)
Jeff A. Stevens	2012	10,000	450	—	194	10,644
Gary R. Dalke	2012	10,000	1,980	30,309	120	42,409
Mark J. Smith	2012	10,000	690	78,692	278,129	367,511
Lowry Barfield	2012	10,000	1,290	43,687	278,107	333,084
Jeffrey S. Beyersdorfer	2012	9,614	690	24,696	67,476	102,476

(a)
The Company paid cash dividends to shareholders in 2012. The amounts in the "Dividends on Restricted Stock" column include dividends that were earned on shares of restricted stock that had not yet vested in 2012. As 2012 was the first time the Company paid cash dividends to its shareholders since 2008, these amounts were not previously included in the aggregate grant date fair value of such awards calculated in accordance with FASB ASC Topic 718.

Named Executive Officer Compensation for 2011 Service Paid in 2012

The "Stock Awards" column of the "2012 Summary Compensation Table" above consists of time-vesting RSUs that were granted by the Compensation Committee on February 17, 2012, to each of the named executive officers for such named executive officers' service in 2011. The value of these time-vesting RSUs was equal to such named executive officer's base salary on the date of grant of the award. These RSU awards were intended to reward the named executive officers for their performance in 2011 and also to further align the named executive officers' interests with those of the Company's shareholders. Each RSU represents a right to a future payment equal to the fair market value of one share of Company common stock at the time of settlement of the RSUs. Such settlement may, at the Compensation Committee's election, be in cash or stock or a combination thereof. These RSUs will vest, become non-forfeitable and be paid and settled in equal installments in 2013, 2014 and 2015, except that no RSU that has become non-forfeitable will be settled at such time if the receipt of such payment would constitute compensation to the participant that is reasonably expected by the Company to not be fully tax deductible by virtue of the limitation on tax deductibility imposed by Section 162(m). In such a situation, any RSUs that are reasonably expected to result in nondeductible compensation will not be settled on such date, but will remain outstanding until the next subsequent vesting date (or later date, if applicable) on which the Company reasonably expects the payment of such RSUs to be fully tax deductible. These RSUs are subject to price volatility and risk of forfeiture. These RSUs do not have voting or dividend rights on the shares underlying the RSUs until the units have settled, and if applicable, the underlying shares have been issued. For dividends that are paid after RSUs have vested but prior to being settled, the named executive officer will be entitled to receive a cash payment in an amount equal to the cash dividends (without interest) paid on the shares underlying the RSUs. Although these RSUs were awarded for 2011 performance, because they were awarded in 2012 and in accordance with the SEC's rules and regulations, they appear in the "2012 Summary Compensation Table" above.

GRANTS OF PLAN-BASED AWARDS — FISCAL 2012

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards:	Grant Date Fair Value of
	Grant	Threshold	Target	Maximum	Number of Shares of Stock or Units	Stock and Option Awards
Name	Date	($)(2)	($)	($)	(#)(3)	($)(4)
Jeff A. Stevens	2/17/2012	294,188	576,840	1,326,732
	2/17/2012				39,000	713,310
Gary R. Dalke	2/17/2012	183,600	360,000	828,000
	2/17/2012				25,000	457,250
Mark J. Smith	2/17/2012	234,090	459,000	1,055,700
	2/17/2012				31,000	566,990
Lowry Barfield	2/17/2012	163,710	321,000	738,300
	2/17/2012				22,000	402,380
Jeffrey S. Beyersdorfer	2/17/2012	127,500	250,000	575,000
	2/17/2012				17,000	310,930
_______________________________________

(1)
On February 17, 2012, the Compensation Committee awarded 2012 PUAs to each of the named executive officers under the 2010 LTIP which are intended to constitute "performance-based compensation" within the meaning of Section 162(m). The performance period for the 2012 PUAs is a 36-month period beginning on January 1, 2012, and ending on December 31, 2014, with awards payable in 2015 prior to April 15, 2015. For more information and a full description of the 2012 PUAs, please see "Compensation Discussion and Analysis — Named Executive Officer Compensation for 2012 — 2012 Long-Term Performance Unit Awards."

(2)
This threshold represents the minimum payout under the awards assuming the Company has satisfied the Absolute Threshold and is not the lowest ranked company in the 2012 Performance Peer Group in both TSR and ROCE. For more information and full description of the 2012 PUAs, please see "Compensation Discussion and Analysis — Named Executive Officer Compensation for 2012 — 2012 Long-Term Performance Unit Awards."

(3)
This column reflects the number of RSUs awarded to each named executive officer on February 17, 2012, for their 2011 performance. For additional information regarding these RSUs, please see "Named Executive Officer Compensation for 2011 Service Paid in 2012" above.

(4)
This column represents the grant date fair value of the RSUs awarded on February 17, 2012, for the named executive officers' 2011 performance. This amount is computed in accordance with FASB ASC Topic 718 and is calculated by multiplying the volume of RSUs granted by the closing price of a share of the Company's common stock as of the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL 2012 YEAR END

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)(1)	($)(2)	($)	($)
Jeff A. Stevens	68,521	1,931,607	—	—
Gary R. Dalke	70,333	1,982,687	—	—
Mark J. Smith	150,333	4,237,887	—	—
Lowry Barfield	135,333	3,815,037	—	—
Jeffrey S. Beyersdorfer	72,772	2,051,443	—	—
_______________________________________

(1)
Amounts in this column represent time-based equity awards of restricted stock and RSUs that were outstanding as of December 31, 2012. The following table presents by grant date the vesting of outstanding awards of restricted stock and RSUs as of December 31, 2012, the last business day of the fiscal year:

	Grant Awards (a)
	Grant	Shares or Units	Remaining Annual Vestings
Name	Date	Granted	2013	2014	2015
Jeff A. Stevens	2/28/2011	36,000	14,761	14,760	—
	2/17/2012	39,000	13,000	13,000	13,000
Gary R. Dalke	2/28/2011	68,000	22,667	22,666	—
	2/17/2012	25,000	8,333	8,333	8,334
Mark J. Smith	5/24/2010	300,000	100,000	—	—
	2/28/2011	29,000	9,667	9,666	—
	2/17/2012	31,000	10,333	10,333	10,334
Lowry Barfield	5/24/2010	300,000	100,000	—	—
	2/28/2011	20,000	6,667	6,666	—
	2/17/2012	22,000	7,333	7,333	7,334
Jeffrey S. Beyersdorfer	3/26/2010	72,816	24,272	—	—
	2/28/2011	47,250	15,750	15,750	—
	2/17/2012	17,000	5,667	5,667	5,666
_______________________________________

(a)
These columns represent time-based equity awards of restricted stock and RSUs, granted on the date noted, that remain subject to vesting requirements as of December 31, 2012. Time-based equity awards of RSUs granted on February 17, 2012 and February 28, 2011, generally, vest ratably over three years on May 15th of each year after the year in which the grant date occurs. Time-based equity awards of restricted stock granted on May 24, 2010 and March 26, 2010, generally, vest ratably over three years on the fourth business day prior to the end of the Company's first fiscal quarter each year after the year in which the grant date occurs.

(2)
The market value of the unvested shares of restricted stock and RSUs was calculated by multiplying the number of unvested shares by $28.19, the closing price of a share of the Company's common stock on December 31, 2012, the last business day of the fiscal year.

OPTION EXERCISES AND STOCK VESTING — FISCAL 2012

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)(1)
Jeff A. Stevens (2)	11,332	218,257
Gary R. Dalke	25,667	499,387
Mark J. Smith	112,902	2,139,938
Lowry Barfield	109,333	2,070,594
Jeffrey S. Beyersdorfer	40,022	766,338
_______________________________________

(1)
The value realized on the vested restricted shares and RSUs was calculated by multiplying the number of restricted shares or RSUs, as applicable, that vested by the closing price of a share of the Company's common stock on the vesting date.

(2)
On June 13, 2012, one-third of Mr. Stevens' February 28, 2011 RSU award vested; however, 5,521 shares of common stock associated with this RSU vesting have not yet been settled in common stock and delivered to Mr. Stevens due to a provision in the February 28, 2011 RSU award agreement which provides that no RSU that has become non-forfeitable will be settled at such time if the receipt of such payment would constitute compensation to the participant that is reasonably expected by the Company not to be fully tax deductible by virtue of the limitation on tax deductibility imposed by Section 162(m). In such a situation, any RSUs that are reasonably expected to result in nondeductible compensation will not be settled on such date, but will remain outstanding until the next subsequent vesting date (or later date, if applicable) on which the Company reasonably expects the payment of such RSUs to be fully tax deductible. The value realized on vesting of these non-delivered RSUs is $107,825. For additional information, see the "Non-Qualified Deferred Compensation — Fiscal 2012" table below.

NON-QUALIFIED DEFERRED COMPENSATION — FISCAL 2012

	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/Distributions	Aggregate Balance at Last Fiscal Year-End
Name	($)	($)	($)	($)	($)
Jeff A. Stevens (1)	107,825	—	47,812	—	155,637
Gary R. Dalke	—	—	—	—	—
Mark J. Smith	—	—	—	—	—
Lowry Barfield	—	—	—	—	—
Jeffrey S. Beyersdorfer	—	—	—	—	—
_______________________________________

(1)
The amount in the "Executive Contributions in Last Fiscal Year" column represents the value of 5,521 shares of the Company's common stock, based on the closing share price on June 13, 2012, which were not delivered to Mr. Stevens in connection with the vesting of one-third of his February 28, 2011 RSU award. The partial share delivery was due to a limitation on deductibility under Section 162(m) contained in the award agreement underlying these RSUs. For additional information, please see the "Option Exercises and Stock Vesting — Fiscal 2012" table above.

The amount in the "Aggregate Earnings in Last Fiscal Year" column reflects the change in fair value of Mr. Stevens' undelivered shares between June 13, 2012 and December 31, 2012, based on the closing stock prices of the Company's common stock as of each such date ($19.53 and $28.19, respectively).

The amount in the "Aggregate Balance at Last Fiscal Year-End" column reflects the fair value of Mr. Stevens' undelivered shares as of December 31, 2012 based on the closing stock price of the Company's common stock as of such date ($28.19).

Pension Benefits

None of the named executive officers is covered by a pension plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

All of the current named executive officers have employment agreements with the Company. These employment agreements do not provide for any gross-up to cover any applicable excise or income tax that may be incurred due to a severance payment, nor do they provide for severance payments upon death or disability. These employment agreements have an initial three-year term and are automatically extended for successive one-year terms unless either party gives written notice within 180 days prior to the end of the term to the other party that such party desires not to renew the employment agreement. The named executive officers are subject to non-competition requirements under the terms of the employment agreements for a period of two years following the date of termination and are also subject to confidentiality obligations. The above description of the named executive officer employment agreements does not purport to be a complete statement of the parties' rights and obligations thereunder. The above statements are qualified in their entirety by reference to the employment agreements, which are filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

Involuntary Termination Without Cause Outside a Change of Control Period. All of the current named executive officers have employment agreements with the Company. If a named executive officer's employment is involuntarily terminated without cause (as defined in the relevant employment agreements and amendments thereto), and such termination takes place outside a change of control period (as defined in the relevant employment agreements and amendments thereto), the named executive officer will be entitled to the following:

1.
Severance. The named executive officer will be entitled to severance in an amount equal to two times the named executive officer's annual base salary, to be paid over a two-year period in monthly payments equal to one-twelfth of his annual base salary in effect on the date of his involuntary termination.

2.
Performance Awards. If an involuntary termination without cause takes place following the end of a performance period of any performance award, the named executive officer will be entitled to payment under such performance award, that is deemed to have been earned prior to termination. If an involuntary termination without cause takes place during a performance period of any performance award, any payout is solely in the discretion of the Compensation Committee.

3.
Benefits. The named executive officer will be entitled to continue participating in certain medical, dental and vision plans for a period of up to two years at no greater cost to the named executive officer than a similarly situated current Company employee.

Involuntary Termination Without Cause During a Change of Control Period. If a named executive officer's employment is involuntarily terminated without cause (as defined in the relevant employment agreements and amendments thereto), and such termination takes place during a change of control period (as defined in the relevant employment agreements and amendments thereto), instead of the payments discussed above, the named executive officers will be entitled to the following:

1.
Severance. The named executive officer will be entitled to severance in an amount equal to two times the named executive officer's annual base salary in effect on the date of his involuntary termination to be paid in a lump sum. In addition, Messrs. Smith, Dalke, Barfield and Beyersdorfer will each be paid two times their Annual Bonus Amount (as defined in the relevant employment agreements and amendments thereto) in a lump sum. Mr. Stevens' employment agreement was amended in 2006 to provide that he will only receive two times his base salary, and no additional bonus amounts.

2.
Performance Awards. The named executive officer will be entitled to payout of any outstanding performance award at 100% of the Target Amount (as defined in the relevant performance unit award agreements). Outstanding performance awards that have been earned but not yet paid will be paid at the earned amount, rather than the Target Amount.

3.	Unvested Equity Awards. The named executive officer will be entitled to immediate vesting of all unvested awards under the 2006 Long-Term Incentive Plan and the 2010 LTIP.

4.
Benefits. The named executive officer will be entitled to continue participating in certain medical, dental and vision plans for a period of up to two years at no greater cost to the named executive officer than a similarly situated current Company employee.

The Compensation Committee has determined that these termination payments are consistent with the Company's compensation goals and objectives as well as the practices of the Company's 2012 Compensation Peer Group. Further, the Compensation Committee believes that these agreements enhance the Company's ability to attract and retain named executive officers who are nationally recognized for their expertise, talent and accomplishments in their specific areas of responsibility at the Company. The descriptions of the named executive officer employment agreements, restricted stock grant agreements, RSU award agreements and performance unit award agreements contained herein do not purport to be a complete statement of the parties' rights and obligations thereunder. The above statements are qualified in their entirety by reference to such agreements, which have been filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

Assuming an involuntary termination (as defined in the relevant employment agreements and amendments thereto) occurred at December 31, 2012, the following severance payments would be applicable for each named executive officer listed below.

INVOLUNTARY TERMINATION (OUTSIDE OF CHANGE OF CONTROL PERIOD)

	Severance Payment	Value of Employee Benefits to be Continued	Payment of Performance Unit Awards	Accelerated Vesting of Restricted Shares or Units	Total
Name	($)(1)	($)(2)	($)(3)	($)	($)
Jeff A. Stevens	1,800,000	17,001	918,000	—	2,735,001
Gary R. Dalke	772,000	17,001	582,165	—	1,371,166
Mark J. Smith	984,000	17,001	742,050	—	1,743,051
Lowry Barfield	688,000	17,001	519,180	—	1,224,181
Jeffrey S. Beyersdorfer	536,000	17,001	425,000	—	978,001
_______________________________________

(1)
The named executive officer will be entitled to severance in an amount equal to two times the named executive officer's annual base salary, to be paid over a two-year period in monthly payments equal to one-twelfth of his annual base salary in effect on the date of his involuntary termination. Please see discussion under "Potential Payments Upon Termination or Change of Control" above for a description of severance payments.

(2)
Named executive officers may be entitled to continue participating in certain employee benefit plans for a period of up to two years. "Benefits to be Continued" for each named executive officer represents two years of the officer’s 2012 elected medical, dental and vision benefits.

(3)
For involuntary terminations occurring during a performance period outside a change of control period (as defined in the relevant performance unit award agreements), the payout of any performance unit award in the event of involuntary termination is in the discretion of the Compensation Committee, and could range from zero to the maximum payout applicable under the performance award. See the compensation table "Grants of Plan-Based Awards — Fiscal 2012" above for a description of the maximum payout under the 2012 PUAs for each of the Company's named executive officers. Each of the named executive officers would also be entitled to receive payment under the 2010 PUAs, which have a performance period that ended on December 31, 2012 (see "Compensation Discussion and Analysis — Named Executive Officer Compensation for 2012 — Settlement of the 2010 Performance Unit Awards in 2012" above). The amounts paid to the named executive officers under the 2010 PUAs are included in this column as the performance period has concluded and the calculation of 2010 PUAs for each of the named executive officers is complete.

INVOLUNTARY TERMINATION (WITHIN CHANGE OF CONTROL PERIOD)

	Severance Payment	Value of Employee Benefits to be Continued	Payment of Performance Unit Awards	Accelerated Vesting of Restricted Shares or Units	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)
Jeff A. Stevens	1,800,000	17,001	2,071,680	1,931,607	5,820,288
Gary R. Dalke	2,316,000	17,001	1,302,165	1,982,687	5,617,853
Mark J. Smith	2,952,000	17,001	1,660,050	4,237,887	8,866,938
Lowry Barfield	2,064,000	17,001	1,161,180	3,815,037	7,057,218
Jeffrey S. Beyersdorfer	1,608,000	17,001	925,000	2,051,443	4,601,444
_______________________________________

(1)	Please see discussion under "Potential Payments Upon Termination or Change of Control" above for a description of severance payments.

(2)
Named executive officers may be entitled to continue participating in certain employee benefit plans for a period of up to two years. "Benefits to be Continued" for each named executive officer represents two years of the officer’s 2012 elected medical, dental and vision benefits.

(3)
In the event of termination during a change in control period (as defined in the relevant performance unit award agreements) and pursuant to the applicable award agreement, outstanding performance unit awards will be paid out at 100% of the Target Amount (as defined in the relevant performance unit award agreement). Performance unit awards may be paid in cash or stock, at the discretion of the Compensation Committee. Amounts in this column reflect the Target Amounts under the 2011 and 2012 PUAs. Each of the named executive officers would also be entitled to receive payment under the 2010 PUAs, which have a performance period that ended on December 31, 2012 (see "Compensation Discussion and Analysis — Named Executive Officer Compensation for 2012 — Settlement of the 2010 Performance Unit Awards in 2012" above). The actual amounts paid to the named executive officers under the 2010 PUAs are included in in this column along with the Target Amounts for the 2011 and 2012 PUAs.

(4)
This column represents the market value of the restricted shares and RSUs subject to acceleration calculated by multiplying the number of unvested shares on December 31, 2012, by $28.19, which was the closing price of a share of the Company's common stock on December 31, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of the common stock of the Company as of March 31, 2013, by:

•	Each director and nominee for director;

•	Each executive officer named in the summary compensation table;

•	Each person known by the Company to beneficially own more than 5% of the outstanding common stock of the Company; and

•	All of the Company’s executive officers and directors as a group.
The number of shares and percentage of beneficial ownership set forth below are based on 85,532,375 shares of common stock of the Company issued and outstanding as of March 31, 2013. The number of shares and percentage of beneficial ownership set forth below includes shares of the Company's common stock held as of March 31, 2013, and RSUs that are scheduled to vest within 60 days thereafter and are anticipated to be settled in common stock. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table below have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, and their address is 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901.

Name	Amount and Nature of Beneficial Ownership	Percent of Class
Paul L. Foster (1)	21,705,126	25.4%
Jeff A. Stevens (2)	4,501,546	5.3%
Scott D. Weaver	1,500,000	1.8%
Ralph A. Schmidt (3)	570,603	0.7%
Mark J. Smith (4)	205,252	0.2%
Gary R. Dalke (5)	132,402	0.2%
William Jewell (6)	108,149	0.1%
Brian J. Hogan (7)	87,759	0.1%
Carin M. Barth (8)	87,407	0.1%
L. Frederick Francis (9)	82,901	0.1%
Lowry Barfield (10)	80,670	0.1%
Jeffrey S. Beyersdorfer (11)	53,508	0.1%
William D. Sanders (12)	37,859	—% *
Sigmund L. Cornelius	8,153	—% *
All directors and officers as a group (14 persons)	29,161,335	34.1%
Other 5% or more shareholders:
Franklin Mountain Investments Limited Partnership (13)	16,404,581	19.2%
FMR LLC (14)	8,822,494	9.8%
Dimensional Fund Advisors (15)	5,221,607	6.1%
Van Eck Associates Corporation (16)	5,518,600	6.5%
The Vanguard Group (17)	4,434,805	5.2%
* The number of shares beneficially owned is less than 0.1% of the total shares outstanding as of March 31, 2013.
_______________________________________

(1)
Of the shares indicated as beneficially owned by Mr. Foster, 16,404,581 are beneficially owned by Franklin Mountain Investments Limited Partnership ("FMILP"), in which Mr. Foster holds a 100.0% interest. Mr. Foster is the sole shareholder and President of Franklin Mountain G.P., LLC, the General Partner of FMILP and, as such, he may be deemed to have voting and dispositive power over the shares beneficially owned by FMILP. Of the shares beneficially owned by Mr. Foster, 4.0 million shares are pledged as collateral on lines of credit.

(2)	Of the shares indicated as beneficially owned by Mr. Stevens, 2,042 are RSUs estimated to vest and settle into shares of the Company's common stock within 60 days of March 31, 2013.

(3)	Of the shares indicated as beneficially owned by Mr. Schmidt, 11,787 shares represent the remaining unvested portion of grants that vest in thirds on the anniversary of the grant date.

(4)	Of the shares indicated as beneficially owned by Mr. Smith, 20,001 are RSUs expected to vest and settle into shares of the Company's common stock within 60 days of March 31, 2013.

(5)	Of the shares indicated as beneficially owned by Mr. Dalke, 31,001 are RSUs expected to vest and settle into shares of the Company's common stock within 60 days of March 31, 2013.

(6)
Of the shares indicated as beneficially owned by Mr. Jewell, 6,481 are "if-converted" shares related to his beneficial ownership of 5.75% Convertible Senior Notes at a conversion price of $10.80 per share and 8,334 are RSUs expected to vest and settle into shares of the Company's common stock within 60 days of March 31, 2013.

(7)
Of the shares indicated as beneficially owned by Mr. Hogan, 13,932 shares represent the remaining unvested portion of grants that vest in thirds on the anniversary of the grant date, 1,000 shares are held in Uniform Gift to Minors accounts for which Mr. Hogan is custodian and 500 shares are held in a Joint Tenant with Right of Survivorship account for which Mr. Hogan is a co-account holder.

(8)
Of the shares indicated as beneficially owned by Ms. Barth, 14,308 shares represent the remaining unvested portion of grants that vest in thirds on the anniversary of the grant date and 10,420 are shares owned by trusts of which Ms. Barth is trustee.

(9)	Of the shares indicated as beneficially owned by Mr. Francis, 13,888 shares represent the remaining unvested portion of grants that vest in thirds on the anniversary of the grant date.

(10)	Of the shares indicated as beneficially owned by Mr. Barfield, 14,001 are RSUs expected to vest and settle into shares of the Company's common stock within 60 days of March 31, 2013.

(11)	Of the shares indicated as beneficially owned by Mr. Beyersdorfer, 21,417 are RSUs expected to vest and settle into shares of the Company's common stock within 60 days of March 31, 2013.

(12)	Of the shares beneficially owned by Mr. Sanders, 12,085 shares represent the remaining unvested portion of grants that vest in thirds on the anniversary of the grant date.

(13)
Of the shares indicated as beneficially owned by FMILP, FMILP has shared voting and dispositive power over all of the shares and no sole voting and dispositive power. Paul L. Foster holds a 100.0% interest in FMILP and is the sole shareholder and President of Franklin Mountain G.P., LLC, the General Partner of FMILP and, as such, he may be deemed to have voting and dispositive power over the shares beneficially owned by FMILP.

(14)
FMR LLC filed with the SEC a Schedule 13G/A on February 14, 2013. Based solely on the disclosure set forth in the Schedule 13G/A, FMR LLC has sole dispositive power with respect to 8,822,494 shares, sole voting power with respect to 1,843,820 shares and shared dispositive and shared voting power with respect to none of the shares. FMR LLC’s address is 82 Devonshire Street, Boston, Massachusetts 02109. Based solely on the disclosure set forth in the Schedule 13G/A, FMR LLC reported that the shares beneficially owned at December 31, 2012 included the following shares from the assumed conversion of the Company's 5.75% Convertible Senior Notes (102.375 shares of common stock of the Company for each $1,000 principal amount of debenture) held by certain of its subsidiaries: (i) 3,508,903 shares beneficially owned by Fidelity Management & Research Company ("FMRC"), 82 Devonshire Street, Boston, Massachusetts 02109; (ii) 900,900 shares beneficially owned by Pyramis Global Advisors, LLC ("PGA"), 900 Salem Street, Smithfield, Rhode Island 02917; and (iii) 101,351 shares beneficially owned by Pyramis Global Advisors Trust Company ("PGATC"), 900 Salem Street, Smithfield, Rhode Island 02917. Edward C. Johnson 3d and FMR LLC through their control of FMRC, PGA and PGATC each has sole power to dispose of shares beneficially owned by each entity. Neither Edward C. Johnson 3d nor FMR LLC has the sole power to vote or direct the vote of shares beneficially owned by FMRC and such power resides with the funds Board of Trustees. Edward C. Johnson 3d and FMR LLC through their control of PGA and PGATC each has sole power to vote or direct vote of shares beneficially owned by each entity.

(15)
Dimensional Fund Advisors LP filed with the SEC a Schedule 13G/A on February 11, 2013. Based solely on the disclosure set forth in the Schedule 13G/A, Dimensional Fund Advisors LP has sole dispositive power with respect to 5,221,607 shares, sole voting power with respect to 5,107,205 shares and shared dispositive and shared voting power with respect to none of the shares. Dimensional Fund Advisors LP’s address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(16)
Van Eck Associates Corporation, ("Van Eck") filed with the SEC a Schedule 13G on February 14, 2012. Based solely on the disclosure set forth in the Schedule 13G, Van Eck has sole voting and dispositive power with respect to 5,518,600 shares, and shared voting and dispositive power with respect to none of the shares. Van Eck’s address is 335 Madison Ave., 19th Floor, New York, New York 10017.

(17)
The Vanguard Group filed with the SEC a Schedule 13G dated February 12, 2013. Based solely on the disclosure set forth in the Schedule 13G, The Vanguard Group has sole dispositive and voting power with respect to 4,352,134 and 85,171 shares, respectively, shared dispositive power with respect to 82,671 shares, and shared voting power with respect to none of the shares. The Vanguard Group's address is 100 Vanguard Blvd, Malvern, PA 19355.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the Company’s executive officers serves as a member of the board or on the compensation committee of any entity that has any executive officers serving on the Compensation Committee. No interlock relationships exist between the Company’s Board and the compensation committee of any other company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies for the Review and Approval of Related-Person Transactions
The Board has delegated to the Audit Committee the responsibility for reviewing and approving all related-person transactions defined by, or those transactions required to be disclosed under, Item 404 of Regulation S-K of the SEC. This requirement is set forth in the Audit Committee charter (which can be accessed on the Company’s website at www.wnr.com or by sending a written request to Lowry Barfield, Secretary, at the Company’s corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901). The Company’s Senior Vice President - Legal, General Counsel and Secretary is primarily responsible for obtaining information from the directors and executive officers with respect to related-person transactions and for then determining, based on the facts and circumstances, whether the Company or a related-person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related-person are disclosed in this Proxy Statement. The Audit Committee reviews and approves all related-person transactions.
Effective November 30, 2012, an entity controlled by Paul Foster purchased the building and related lease agreement of certain office space that the Company and other commercial tenants occupy in El Paso, Texas. The lease agreement expires in May 2017. Under the terms of the lease, the Company makes annual payments of $200,000. For the year ended December 31, 2012, the Company made rental payments under this lease of $200,000. No additional amounts were due under the lease as of December 31, 2012.
Scott Stevens, the brother of Jeff Stevens, serves as the Senior Vice President - Southwest Marketing of certain of the Company's subsidiaries. For his services in 2012, he received approximately $450,000 in total compensation, consisting of base salary, bonus and dividends on unvested restricted stock awarded in previous years. His compensation is commensurate with that paid to employees in comparable positions with such subsidiaries.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Deloitte, independent auditors, to audit the Company's consolidated financial statements for 2013. The Company asks that you ratify the decision of the Audit Committee that Deloitte audit the Company's consolidated financial statements for 2013.

Although ratification of the Company's independent auditors is not otherwise required, the Board is submitting the selection of Deloitte to the Company's shareholders for ratification as a matter of good corporate practice. In the event shareholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the shareholders' best interests.

The affirmative vote of holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote is required to approve the ratification of the selection of Deloitte as the Company's independent auditor for 2013.

The Audit Committee has approved all services to be provided by Deloitte. Deloitte has advised the Company that it will have a representative available at the 2013 Annual Meeting of Shareholders to make a statement if they so desire and to respond to appropriate questions.

The Board unanimously recommends a vote FOR
ratification of the selection of Deloitte as the Company's independent auditors for 2013.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filings made by the Company with the SEC, except to the extent that the Company specifically incorporates it by reference into any filing.

The Audit Committee consists of three directors who are independent, as defined by the standards of the NYSE and the rules and regulations of the SEC. Under the charter approved by the Board, the Audit Committee assists the Board in overseeing matters relating to the Company's accounting and financial reporting practices, the adequacy of internal controls and the quality and integrity of the Company's financial statements. The Audit Committee is responsible for selecting and retaining the independent auditors. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Audit Committee's role under the Audit Committee charter is to provide oversight of management's responsibility. The Audit Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditors' work.

The Audit Committee has met and held discussions separately and jointly with management, the Company's internal auditors and its independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management, the Company's internal auditors and the independent auditors.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") regarding the independent auditors' communications with the Audit Committee concerning independence. The Audit Committee also discussed with the independent auditors their independence including any relationships that may impact their independence. The Audit Committee discussed and reviewed with the independent auditors all communications required to be discussed by the standards of the PCAOB, including those described in Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T.

Based on the Audit Committee's discussion with management, the Company's internal auditors and the independent auditors, its review of the representations of management and the report of the independent auditors, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

The Audit Committee

Carin M. Barth, Chairperson
L. Frederick Francis
Brian J. Hogan

Principal Accountant Fees and Services
For fiscal years 2012 and 2011, the following fees and expenses were billed by Deloitte for the indicated services:

	Deloitte Fiscal Year Ended 12/31/2012	Deloitte Fiscal Year Ended 12/31/2011
Audit Fees and Expenses	$1,712,000	$1,748,508
Audit-related Fees	—	3,000
Tax Fees	—	—
All Other Fees	62,159	—
Total Fees and Expenses	$1,774,159	$1,751,508

For 2012, audit fees consisted of fees billed for professional services rendered for (i) the audit of the Company’s 2012 consolidated financial statements, (ii) the audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, (iii) the review of the Company’s interim consolidated financial statements included in quarterly reports and (iv) other services that were normally provided by Deloitte in connection with statutory and regulatory filings or engagements. Total fees and expenses included approximately $41,880 of reimbursed out-of-pocket expenses for fiscal year 2012. Audit-related fees consist of regulatory preparedness fees.

For 2011, audit fees consisted of fees billed for professional services rendered for (i) the audit of the Company’s 2011 consolidated financial statements, (ii) the audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, (iii) the review of the Company’s interim consolidated financial statements included in quarterly reports and (iv) other services that were normally provided by Deloitte in connection with statutory and regulatory filings or engagements. Total fees and expenses included approximately $46,000 of reimbursed out-of-pocket expenses for fiscal year 2011. Audit-related fees consisted of fees billed for other non-SEC regulatory filings.

Policy on Audit Committee Pre-Approval and Permissible Non-Audit Services of the Independent Auditors

The Audit Committee has determined that the provision of certain non-audit services by Deloitte is compatible with maintaining their independence. The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During 2011 and 2012, all services provided by Deloitte were approved in accordance with this policy.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 ("Exchange Act") requires the Company's officers, directors, and persons who beneficially own more than 10% of the common stock of the Company to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than 10% beneficial owners also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the Forms 3 and 4, including any amendments, filed with the SEC in 2012 (no Forms 5, or any amendments, were filed with respect to 2012), all required report filings by the Company’s directors and executive officers and greater than 10% affiliated beneficial owners were timely made.

PROPOSALS OF SHAREHOLDERS FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS

Shareholders who intend to submit a proposal at the 2014 Annual Meeting of Shareholders and desire that such proposal be included in the proxy materials for such meeting must follow the procedures prescribed by Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the proxy materials, shareholder proposals must be received by the Secretary of the Company at the Company's principal executive offices no later than December 23, 2013.

Shareholders intending to present a proposal at the 2014 Annual Meeting of Shareholders but not to include the proposal in the proxy materials, or to nominate a person for election as a director, must comply with the requirements set forth in the Company's Bylaws. The Company's Bylaws require, among other things, that the Company's Secretary receive written notice from the record shareholder of intent to present such proposal or nomination before the later to occur of sixty days prior to the date of the 2013 Annual Meeting of Shareholders or ten days after the Board first publishes the date of such meeting. The notice must contain the information required by the Company's Bylaws, a copy of which is available upon request to the Company's Secretary by calling (915) 534-1400 or by writing to: Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901.

ANNUAL REPORT

The Annual Report to Shareholders of the Company for the year ended December 31, 2012, including audited financial statements, does not constitute a part of the proxy soliciting material. The Company will furnish a copy of its Annual Report for the year ended December 31, 2012, without exhibits, free of charge to each person who forwards a written request to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. Exhibits to the Annual Report will be available for the cost of photocopying to persons so requesting. In addition, the Annual Report for the year ended December 31, 2012, is available on the Investor Relations section of the Company’s website at www.wnr.com.

APPENDIX — RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME

Adjusted EBITDA represents earnings before interest expense and other financing costs, amortization of loan fees, provision for income taxes, depreciation, amortization, maintenance turnaround expense, and certain other non-cash income and expense items. However, Adjusted EBITDA is not a recognized measurement GAAP. The Company's management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in its industry. In addition, the Company's management believes that Adjusted EBITDA is useful in evaluating its operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of financings, income taxes, the accounting effects of significant turnaround activities (that many of its competitors capitalize and thereby exclude from their measures of EBITDA), and certain non-cash charges that are items that may vary for different companies for reasons unrelated to overall operating performance.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect the Company's cash expenditures or future requirements for significant turnaround activities, capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on the Company's debt;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; and

•	Adjusted EBITDA, as calculated by the Company, may differ from the Adjusted EBITDA calculations of other companies in its industry, thereby limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to the Company to invest in the growth of its business. The Company compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally. The following table reconciles net income (loss) to Adjusted EBITDA for the periods presented:

	Twelve Months Ended
	December 31,
	2012	2011
	(In thousands)
Net income (loss)	$398,885	$132,667
Interest expense and other financing costs	81,349	134,601
Amortization of loan fees	6,860	8,926
Provision for income taxes	218,202	69,861
Depreciation and amortization	93,907	135,895
Maintenance turnaround expense	47,140	2,443
Loss and impairments on disposal of assets, net (a)	—	450,796
Loss on extinguishment of debt	7,654	34,336
Unrealized loss (gain) on commodity hedging transactions (b)	229,672	(183,286)
Adjusted EBITDA	$1,083,669	$786,239

2013 ANNUAL MEETING OF SHAREHOLDERS OF WESTERN REFINING, INC.

Date: Tuesday, June 4, 2013
Time: 8:30 A.M. (Mountain Daylight Time)
Place: Plaza Theater, 125 Pioneer Plaza, El Paso, Texas 79901

Please make your marks like this: ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote **FOR** each director in proposal 1, and **FOR** proposal 2.

1: Election of Class II Directors

	For	Withhold	Directors Recommend
01 William D. Sanders	☐	☐	For
02 Ralph A. Schmidt	☐	☐	For
03 Jeff A. Stevens	☐	☐	For

	For	Against	Abstain	Directors Recommend
2: Ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 2013.	☐	☐	☐	For

3: To consider and act upon any other matters which may properly come before the annual meeting or any adjournment(s) or postponement(s) thereof.

If you will attend the meeting and vote your shares in person, please mark this box. ☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Above ____________ Please Date Above ____________

Please Sign Above ____________ Please Date Above ____________

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

2013 Annual Meeting of Shareholders of Western Refining, Inc.
to be held on Tuesday, June 4, 2013
for Holders as of April 8, 2013

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET

Go To
www.proxypush.com/wnr
- View Meeting Documents.
- Have your 12-digit control number ready.
- Cast your vote online.

OR

TELEPHONE

Call
866-390-5269
- Use any touch-tone telephone.
- Have your 12-digit control number ready.
- Follow the simple recorded instructions.

OR

MAIL
- Detach your Proxy Card.
- Mark, sign and date your Proxy Card.
- Return your Proxy Card in the postage-paid envelope provided.

The undersigned hereby appoints Lowry Barfield and Melissa Buhrig, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to act as proxies for the undersigned, and to vote all the shares of common stock of Western Refining, Inc. which the undersigned is entitled to vote at the 2013 Annual Meeting of Shareholders of Western Refining, Inc. and any adjournment(s) or postponement(s) thereof upon the matters specified and upon such other matters as may be properly brought before the annual meeting or any adjournment(s) or postponement(s) thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the annual meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR IN PROPOSAL 1, FOR PROPOSAL 2 AND AUTHORITY WILL BE DEEMED GRANTED FOR THE PROXIES TO VOTE ACCORDING TO THEIR DISCRETION FOR ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

All votes must be received by 5:00 P.M., Eastern Daylight Time, June 3, 2013.

PROXY TABULATOR FOR

WESTERN REFINING, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

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Revocable Proxy — Western Refining, Inc.
2013 Annual Meeting of Shareholders of Western Refining, Inc.
June 4, 2013, 8:30 a.m. (Mountain Daylight Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Lowry Barfield and Melissa Buhrig, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution, and revocation, and authorizes them, and each of them, to act as proxies for the undersigned, and to vote all shares of common stock of Western Refining, Inc. that the undersigned is entitled to vote at the 2013 Annual Meeting of Shareholders of Western Refining, Inc. on Tuesday, June 4, 2013, at 8:30 a.m. (Mountain Daylight Time) at the Plaza Theater, 125 Pioneer Plaza, El Paso, Texas 79901, and any and all adjournment(s) or postponement(s) thereof, as set forth below.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted:

FOR the nominees for directors in proposal 1

FOR proposal 2

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)